EXHIBIT 2.2

Execution Copy

STOCK AND LOAN PURCHASE AGREEMENT

between

Dr. Hans-Dieter Cleven, Huobhalde 24, CH-6330 Cham	(“Cleven”)

and

Norfin II S.A., Rue Beaumont 17, L-1219 Luxembourg	(“Norfin”)

(each of Cleven and Norfin a “Seller”,

and collectively the “Sellers”)

and

Tecnica S.p.A., Via Fante d’Italia, 31040 Giavera del Montello, Treviso, Italy	(“Tecnica”)

and

Clarance S.à.r.l., 12, rue Léon Thyes, L-2636 Luxembourg

(“Luxco”)

and

CAVOMA LP, c/o Paget-Brown & Company Ltd., West Wind Building, Fourth Floor, P.O. Box 1111, Grand Cayman, Cayman Islands

(“Cayco”)

(each of Luxco and Cayco, a “Purchaser”,

and collectively the “Purchasers”)

and

K2 Inc., 2051 Palomar Airport Road, Suite 100, Carlsbad, California, 92009, USA

(“K2”)

with respect to

CT Sports Holding AG, Ruessenstrasse 6, 6340 Baar	(“CTS”)

Table of Contents

I.	DEFINITIONS	2

II.	SALE AND PURCHASE OF SHARES AND LOANS, PURCHASE PRICE	9

A.	Sale and Purchase of Shares and Loans	9
B.	Purchase Price	10
	1. General	10
	2. Cash Payment and Delivery of K2 Shares	10
C.	Assumption of Financial Debt	11
D.	Transfer of Management Responsibility/Risks and Benefits	11

III.	CLOSING	11

A.	Closing Date	11
B.	Conditions Precedent to Closing	12
	1. Conditions to Obligations of all Parties	12
	2. Conditions to Obligations of Purchasers	12
	3. Conditions to Obligations of Sellers	13
C.	Closing Actions	14
	1. Actions by Sellers	14
	2. Actions by Purchasers	15
D.	Second Closing	15
	1. Date of Second Closing	15
	2. Second Closing Conditions	16
	3. Second Closing Actions	16

IV.	REPRESENTATIONS AND WARRANTIES OF SELLERS	16

A.	Capacity	16
B.	Organization and Qualification	17
C.	Capital Structure	17
D.	Ownership	17
E.	No Breach	18
F.	Financial Statements	18
G.	Absence of Adverse Changes	19
H.	Transferred Assets	22
I.	Permits and Authorizations	23
J.	Claims and Litigation	23
K.	Taxes	24
L.	Agreements with Third Parties	25
M.	Intellectual Property/Know-how	27
N.	Pensions/Social Security Payments/Other Human Resources Related Warranties	28
O.	Compliance with the Law	29

2

P.	Environmental Matters	29
Q.	Product Liability	30
R.	Real Estate	31
S.	Insurance	31
T.	Books and Records	32
U.	Information provided to Purchasers	32
V.	No U.S. Person	32
W.	U.S. Sales Representation	33
X.	No Further Warranties	33

V.	REPRESENTATIONS AND WARRANTIES OF PURCHASERS	33

A.	Corporate Existence and Authority	33
B.	K2 Shares	33
C.	Authorizations and Permits; No Breach	34
D.	No Further Warranties	34

VI.	REMEDIES	34

A.	Term of Representations and Warranties	34
B.	Notification and Arbitration	35
C.	Damages	35
D.	Limitations	38
	1. General	38
	2. Threshold	38
	3. Exclusion of Liability	38
E.	Procedure with Third Parties	40
F.	Escrow	42
G.	Rights of Sellers	42

VII.	RESIGNATIONS OF DIRECTORS AND AUDITORS	42

VIII.	ACTIONS BEFORE CLOSING	43

A.	Confirmatory Due Diligence	43
B.	Termination of Agreements between the Marker Group Companies and Sellers	43
C.	Termination of Commitments	43
D.	Third Party Consents	44
E.	Preparation of United States GAAP Financial Statements	44
F.	Release from Pledge or Security Assignments	44
G.	Certain IP Rights	44
H.	Tecnica Distribution Agreements	44
I.	Agreement with Respect to AthleticSkiing	45

IX.	CONDUCT OF THE BUSINESS PRIOR TO CLOSING	46

A.	General	46
B.	Restricted Actions	46
C.	No Solicitation	48

3

D.	Insurance	49

X.	POST— CLOSING COVENANTS	49

A.	Lock-Up	49
B.	Orderly Distribution	50
C.	Information of Employees	51

XI.	TERMINATION OF THE AGREEMENT	51

XII.	TAXES AND OTHER CHARGES	53

XIII.	MISCELLANEOUS	55

A.	Tecnica Guarantee	55
B.	K2 Guarantee and Listing of K2 Shares	55
C.	Costs	55
D.	Notice	55
E.	No Waiver	56
F.	Entire Agreement; Amendments	57
G.	Binding on Successors	57
H.	Announcements	57
I.	Severability; Good Faith	58
J.	Confidentiality	58
K.	No Assignment	59
L.	Liability of Each Individual Seller	59

XIV.	GOVERNING LAW AND ARBITRATION	59

A.	Governing Law	59
B.	Arbitration	60

LIST OF SCHEDULES:		62

4

Execution Copy

THIS STOCK AND LOAN PURCHASE AGREEMENT (together with the Schedules hereto, the “Agreement”) is made as of June 15, 2004.

WHEREAS—:

A.	CTS is a Swiss corporation (Aktiengesellschaft) incorporated in Baar, Zug, with a share capital of CHF 5,000,000, divided into 5,000 registered shares with a par value of CHF 1,000 each (each, individually a “Share”, and collectively, the “Shares”).

B.	CTS, through various subsidiaries, is active in the manufacturing, development, distribution, marketing and sale of winter sports goods as well as related accessories and apparel under the Marker and other trademarks (the “Business”).

C.	Sellers legally and beneficially own all of the Shares as set out in Schedule C and have the right to transfer full ownership in the Shares.

D.	Cleven granted to CTS and certain of its subsidiaries loans (the “Cleven Loans”) and Norfin granted to CTS and certain of its subsidiaries loans (the “Norfin Loans” and together with the Cleven Loans, the “Loans”). Details of the partially subordinated Loans (in particular the outstanding amounts as of March 31, 2004 and the interest rate on such loans) are attached hereto as Schedule D.

E.	K2 is a corporation incorporated in the State of Delaware (USA) with shares listed on the New York Stock Exchange (“NYSE”). As of the date hereof, K2’s authorized capital stock consists of (i) 110,000,000 common shares, USD 1.00 par value, of which 35,683,066 shares (including associated preferred rights to purchase further K2 shares pursuant to K2’s shareholders’ rights plan) are issued and outstanding, 747,234 shares are issued and held in treasury and 2,898,651 shares are reserved for issuance pursuant to stock plans for employees and directors of K2 and its subsidiaries and (ii) 12,500,000 preferred shares, USD 1.00 par value, none of which are issued and outstanding.

F.	Cayco, a wholly owned subsidiary and Affiliate of K2, is a limited partnership duly organized and existing under the laws of Cayman Island having a share capital of 1,000 units.

G.	Luxco, a wholly owned subsidiary of Cayco and Affiliate of K2, is a private limited company (société à responsabilité limitée), duly organized and existing under the laws of Luxembourg having a share capital of EUR 12,500.

H.	Sellers intend to sell the Shares to Luxco and the Loans to Cayco and Luxco intends to purchase from Sellers the Shares and Cayco intends to purchase the Loans from Sellers pursuant to the terms and conditions set forth herein.

I.	Simultaneously, and as conditions of the transaction contemplated herein, the shareholders of Völkl Sports Holding AG, a Swiss corporation (Aktiengesellschaft) incorporated in Baar (Switzerland), intend to sell all shares in Völkl Sports Holding AG to Luxco, and to assign certain shareholder loans extended to Völkl Sports Holding AG and its subsidiaries, to Cayco.

J.	Purchasers, in a due diligence review, have analyzed the Due Diligence Material (as hereinafter defined) enabling Purchasers to undertake an assessment of the Business and the financial situation of the Marker Group Companies (as hereinafter defined). Such due diligence shall be completed as further set out in this Agreement.

NOW, THEREFORE, the Parties have come to the following agreement:

I.	Definitions

As used in this Agreement, the following terms have the following meaning unless the context requires otherwise:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, through the ownership of all or part of any Person.

“Agreement” shall have the meaning defined in the preamble of this Agreement.

“Amendment” shall have the meaning defined in art. VIII.I of this Agreement.

“Ancillary Documents” shall mean the Escrow Agreement, the Non-Competition Agreement, the Eschenlohe Lease Amendment Agreement, the Norfin Hold-Back Agreement and the Bronder Employment Agreement.

“Applicable Law” shall mean, with respect to any Person, any domestic or foreign, federal, state, cantonal or local statute, law, ordinance, code, administrative interpretation, regulation, authorization, permit, approval, consent order, writ, injunction, decree, demand, judgment, award or other requirement or, any agreement or ruling with, any Governmental Entity binding upon or applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

“AthleticSkiing Agreement” shall have the meaning defined in art. VIII.I of this Agreement.

“Broker Slate” shall have the meaning defined in art. X.B of this Agreement.

“Bronder Employment Agreement” shall mean that certain Employment Agreement by and between Völkl (International) AG and Dr. Christoph Bronder (with the consent of Marker International GmbH and K2) of even date hereof.

“Business” shall have the meaning defined in recital B of this Agreement.

“Business Day” shall mean a day on which the NYSE is open for trading.

“Cash Consideration Amount” shall have the meaning defined in art. II.B.2 of this Agreement.

“Cayco” shall have the meaning defined on page 1 of this Agreement.

“CHF” shall mean Swiss Francs, being the lawful currency of Switzerland.

“Cleven” shall have the meaning defined on page 1 of this Agreement.

“Cleven Loans” shall have the meaning defined in recital D of this Agreement.

“Closing” shall mean the consummation of the transactions described in art. III.C of this Agreement.

“Closing Date” shall mean the date defined in art. III.A of this Agreement.

“Competing Transaction” shall have the meaning defined in art. IX.C of this Agreement.

“CTS” shall have the meaning defined on page 1 of this Agreement.

“Current Period” shall mean (a) any period that commences before and ends after the date of this Agreement, and (b) any period ending prior to the date of this Agreement, but only if the due date for the Tax Return for such period is not prior to the date of this Agreement.

“Disclosure Letter” shall have the meaning defined in art. VI.D.3(c) of this Agreement.

“Due Diligence Material” shall mean the material set forth in Schedule 1.1 which has been submitted to Purchasers for the due diligence review undertaken by the Purchasers before the date hereof. It is understood, for the avoidance of doubt, that the Due Diligence Material shall not operate as an exception or limitation of Sellers’

representations and warranties made under art. IV of this Agreement.

“Environmental Costs” shall mean any Losses of any Marker Group Company or the Purchasers’ through the Purchasers’ ownership of the Marker Group Companies’ (i) in connection with any necessary investigating, delineating, treating, clean-up, elimination, reduction, limiting, containing or any other securing measures, removing or disposing of any Relevant Pollution (or any effects thereof or therefrom), including the transportation, storage, disposal and treatment of polluted soil, water and building materials, or (ii) incurred in order to comply with, or related to the failure to comply with the requirements of any Environmental Laws in whole or in part, or (iii) in connection with measures to eliminate, reduce or otherwise remedy an imminent danger to well-being or human health or the environment relating to any Relevant Pollution, or (iv) which either the Purchasers or any Marker Group Company is held liable by any employee or third party in connection with any Relevant Pollution or the compliance with Environmental Laws, or (v) which arise in future construction projects on any real estate in order to dispose of contaminated soil and/or other contaminated items (kontaminationsbedingter Mehraufwand) or to respond to governmental directives regarding Environmental Pollution.

“Environmental Law(s)” shall mean any and all applicable statutes, laws, regulations, ordinances, other legally binding rules as well as generally accepted technical standards and codes of conduct, including administrative orders (Verwaltungsakte) as well as contracts under public law (öffentlich-rechtliche Verträge), as in effect at the Closing Date concerning (i) Environmental Pollution, or (ii) Hazardous Substances, or (iii) protection of human health and safety (including fire protection) and the environment or the protection of other living organisms.

“Environmental Pollution” shall mean (i) any pollution or contamination of air, land, soil gas (Bodenluft), ground or surface water, buildings, constructions or installations by any pollutants, contaminants or hazardous, toxic or dangerous substances or any substances regulated by Environmental Laws, including, but not limited to oil, asbestos, hazardous materials as well as noise and odors, or any impact on human health or other living organisms resulting from such pollution or contamination, and (ii) storages, landfills and other sites or installations used for the disposal of hazardous wastes.

“Eschenlohe Lease Amendment Agreement” shall mean the agreement between Marker Deutschland GmbH, Eschenlohe, and TERTIO Grundstücks-Vermietungs GmbH, relating to the lease of the premises in Eschenlohe, Bavaria, Germany substantially in the form set forth in Schedule 1.2.

“Escrow Agent” shall have the meaning defined in art. VI.F of this Agreement.

“Escrow Agreement” shall have the meaning defined in art. VI.F of this Agreement.

“EUR” shall mean Euro, being the lawful currency in the European Union.

“Failing Party” shall have the meaning defined in art. XIII.I of this Agreement.

“Financial Debt” shall mean all interest bearing indebtedness, both short and long term (including, for the avoidance of doubt, silent partnerships (stille Gesellschaften), but not the Loans), owed by any of the Marker Group Companies to any third parties, as determined pursuant to Swiss GAAP FER applied on a basis consistent with past practice and pursuant to the principles further set out in Schedule 1.3.

“Financial Statements” shall have the meaning defined in art. IV.F of this Agreement.

“Governmental Entity” shall mean any Swiss, German or other federal, territorial, state, local or municipal governmental or quasi-governmental authority, instrumentality, court, government commission, tribunal or organization, or any regulatory, administrative, judicial, police, taxing or other agency or authority, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substance(s)” shall mean all substances, materials or wastes that are listed, classified or regulated pursuant to any Environmental Law or which are the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

“Hold-Back Agent” shall have the meaning defined art. II.B.2 of this Agreement.

“IP Rights” shall have the meaning defined in art. IV.M of this Agreement.

“K2” shall have the meaning defined on page 1 of this Agreement.

“K2 Shares” shall mean 426,209 validly issued and fully paid common shares, par value $1.00, of K2, to be delivered to Sellers at Closing.

“Liability” or “Liabilities” shall mean, with respect to any Person, any liability or obligation of any kind, whether known or unknown, absolute or contingent, accrued or unaccrued, secured or unsecured, joint or several, due or to become due, with respect to any Person, regardless of whether or not the same is required to be recorded or accrued on the financial statements of that Person.

“Lien” shall mean any charge, encumbrance, pledge or security interest arising from options, pledges, mortgages, security agreements, or third party rights of any nature (whether in rem or in personam), irrespective of whether such Lien arises under any agreement, the operation of law or by means of a judgment or order of any court or administrative authority.

“Loans” shall have the meaning defined in recital D of this Agreement.

“Losses” shall mean any and all Liabilities, claims made, losses incurred (including lost profits), damages payable (including judgments and penalties), all together with interest, costs and expenses (including reasonable advisers’ fees and reasonable expenses, and any expenses incurred in connection with investigating, defending against or settling any claims or related causes of action).

“Luxco” shall have the meaning defined on page 1 of this Agreement.

“Marker Group Companies” shall mean CTS and the Subsidiaries.

“Material Adverse Effect” shall mean a change in the assets, liabilities, financial position, results of operations or prospects of the Marker Group Companies that impairs or is reasonably likely to impair the value of the Marker Group Companies as a whole in an amount of EUR or more, which has not been, cannot be, or is not reasonably likely to be remedied before the Closing Date; for the avoidance of doubt, the term “Material Adverse Effect” shall not include (i) any changes in the global economy, local markets, general industry conditions in the ski/binding industry (in each case that are not unique to any of the Marker Group Companies but also affect the other Persons who participate or are engaged in the ski/binding industry), (ii) a terrorist attack unless such attack directly harms the physical assets or operations of the Marker Group Companies or (iii) an adverse market reaction to the announcement of the transactions set forth in this Agreement.

“Non-Competition Agreement” shall mean that certain Non-Competition Agreement by and between K2 and Cleven, substantially in the form set forth in Schedule 1.4.

“Norfin” shall have the meaning defined on page 1 of this Agreement.

“Norfin Hold-Back Account” shall mean the account established pursuant to the Norfin Hold-Back Agreement.

“Norfin Hold-Back Agreement” shall mean the agreement among the Purchasers, Norfin and the Hold-Back Agent governing the Norfin Hold-Back Account, substantially in the form set forth in Schedule 1.5.

“Norfin Loans” shall have the meaning defined in recital D of this Agreement.

“Norfin Shares” shall mean 500 Shares in CTS, representing 10% of the issued and outstanding share capital of CTS.

“Norfin Share Consideration” shall have the meaning defined in art. II.B.2 of this Agreement.

“NYSE” shall have the meaning defined in recital E of this Agreement.

“Party” or “Parties” shall mean the parties to this Agreement.

“Patent Applications” shall have the meaning defined in art. VIII.I of this Agreement.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, estate or other entity or organization, including a Governmental Entity.

“Post-Closing Transaction” shall have the meaning defined in art. X.B of this Agreement.

“Purchase Price” shall mean the consideration for the Shares and the Loans as set out in art. II.B.1 of this Agreement.

“Purchasers” shall have the meaning defined on page 1 of this Agreement.

“Purchaser Indemnified Parties” shall have the meaning defined in art. VI.C of this Agreement.

“Relevant Pollution” shall mean any Environmental Pollution resulting from actions or omissions of or relating to the Marker Group Companies prior to the Closing Date (i) existing on or before the Closing Date, (ii) arising on or before the Closing Date, (iii) caused before the Closing Date, but migrating before or after the Closing Date from any real property ever owned, occupied or used by any Marker Group Company or any real property that has been owned, occupied or used by any Marker Group Company on or before the Closing Date, (iv) caused by any Marker Group Company or its legal predecessors on or before the Closing Date, or (v) caused by any events and/or incidents on or before the Closing Date (irrespective of whether the Environmental Pollution in question occurs before, on or after the Closing Date) for which any Marker Group Company or the Purchasers is responsible under Environmental Laws.

“Schedules” shall mean the schedules to this Agreement as amended from time to time pursuant to art. XIII.F of this Agreement.

“Second Closing” shall have the meaning defined in art. III.D.1 of this Agreement.

“Second ClosingDate” shall have the meaning defined in art. III.D.1 of this Agreement.

“Seller Party” shall have the meaning defined in art. IX.C of this Agreement.

“Sellers” shall have the meaning defined on page 1 of this Agreement.

“Sellers’ Knowledge” shall mean the actual knowledge of any of Sellers, and the knowledge that would have been acquired if the Sellers had inquired the matter in question in a manner that a diligent and reasonable third party in the same context would have done.

“Shares” shall have the meaning defined in recital A of this Agreement.

“Straddle Period” shall mean any taxable period beginning before and ending after the Closing Date.

“Subsidiaries” shall mean the companies set forth in Schedule 1.6.

“Swiss GAAP FER” shall mean the Swiss accounting standards issued by the commission for accounting and reporting recommendations (Fachkommission für Empfehlungen zur Rechnungslegung) as in effect from time to time, applied by CTS and the Subsidiaries on a basis consistent with past practice.

“Tax Credit” means a credit against, relief of remission for, or repayment of any Tax, and includes specifically but without limitation VAT inputs that may be set off against VAT liability or otherwise refunded.

“Taxes” shall mean all tax Liabilities and claims whether actual or deferred, including, without limitation, income taxes (personal or corporate), capital taxes, sales taxes, VAT, any turnover or cost related taxes, withholding taxes, stamp duties and any other transfer duties, payroll taxes, social security taxes, property taxes and all other levies, customs, fees, charges, imposts, taxes and public duties of any kind payable on account of or as security for any of the foregoing, payable at the instance of or imposed by any competent Governmental Entity in any jurisdiction, as well as any interest, penalties, costs and expenses related thereto and any losses arising out of, relating to, or resulting from the denial of corresponding adjustments or the making of secondary adjustments.

“Tax Return” shall mean all returns (including information returns and joint returns), declarations, rulings, reports, estimates, computations and statements regarding Taxes, required to be filed with, or issued by, any tax authority, including any claims for refunds of Taxes, any amendments or supplements of any of the foregoing, any annexes, documents, schedules, and information required to be filed therewith.

“Tecnica” shall have the meaning defined on page 1 of this Agreement.

“Tecnica Distribution Agreements” shall have the meaning defined in art. VIII.H of this Agreement.

“USD” shall mean U.S. dollar, being the lawful currency in the United States of America.

“VSH Stock and Loan Purchase Agreement” shall mean that certain Stock and Loan Purchase Agreement by and between Cleven, Gregor Furrer, Dr. Christoph Bronder on the one hand and the Purchasers and K2 on the other hand regarding the shares in VSH and certain shareholder loans of even date hereof.

“VSH” shall mean Völkl Sports Holding AG, Ruessenstrasse 6, 6341 Baar, Schweiz.

II.	SALE AND PURCHASE OF SHARES AND LOANS, PURCHASE PRICE

A.	Sale and Purchase of Shares and Loans

Subject to the terms and conditions of this Agreement:

(a)	Save as otherwise provided in art. III.D of this Agreement, at the Closing Date, Sellers hereby agree to sell and to transfer to Luxco, and Luxco hereby agrees to purchase from Sellers, the Shares;

(b)	Cleven hereby agrees to assign at the Closing Date, to Cayco, and Cayco hereby agrees to purchase from Cleven, the Cleven Loans; and

(c)	Norfin hereby agrees to assign, at the Closing Date, to Cayco, and Cayco hereby agrees to purchase from Norfin, the Norfin Loans.

It is understood, for the avoidance of doubt, that the Cleven Loans and Norfin Loans shall be sold and assigned in the principal amounts set forth in Schedule D. Any interest on the Cleven Loans and the Norfin Loans accruing prior to the Closing Date shall be paid to Cleven and Norfin, respectively, by the relevant Marker Group Companies on or by the Closing Date without any adjustment of the Purchase Price;

it being understood that if further shareholder loans exist which are not correctly listed in Schedule D, such loans shall be deemed Loans for the purposes of this Agreement and shall be assigned to Cayco on or after the Closing, as Cayco at its discretion may elect, for no consideration and without any adjustment to the Purchase Price.

B.	Purchase Price

1.	General

The consideration for all of the Shares amounts to EUR 10,653,036 (ten million six hundred fifty-three thousand and thirty-six euros) payable by Luxco to Sellers in cash and in K2 Shares as set out in art. II.B.2 below.

The consideration for the Norfin Loans amounts to EUR 7,354,283 (seven million three hundred fifty-four thousand two hundred eighty-three euros), and the consideration for the Cleven Loans amounts to EUR 7,354,283 (seven million three hundred fifty-four thousand two hundred eighty-three euros) payable by Cayco to each of Cleven and Norfin, respectively in cash on the Closing Date.

2.	Cash Payment and Delivery of K2 Shares

(a)	On the Closing Date:

(i)	Luxco shall pay to Sellers in cash an amount equal to EUR 2,663,259 (two million six hundred sixty-three thousand two hundred fifty-nine euros) to Cleven, and EUR 2,130,608 (two million one hundred thirty thousand six hundred and eight euros) to Norfin (collectively, the “Cash Consideration Amount”), by wire transfer on an account designated by each of Sellers;

(ii)	Luxco shall pay in cash an amount equal to EUR 532,651 (five hundred thirty-two thousand six hundred fifty-one euros) and shall deliver 42,621 K2 Shares (the “Norfin Share Consideration”) in certificated form with the applicable legends thereon to the independent third party designated in the Norfin Hold-Back Agreement (the “Hold-Back Agent”);

(ii)	Luxco shall deliver 88,018 K2 Shares for the account of Sellers (44,009 K2 Shares for each of Cleven and Norfin) in certificated form with the applicable legends thereon to the Escrow Agent; and

(iii)	Luxco shall deliver the remaining K2 Shares to Sellers in certificated form with the applicable legends thereon as follows: 169,095 K2 Shares to Cleven and 126,475 K2 Shares to Norfin.

(b)	On the Closing Date: In respect of the Loans, Cayco shall pay to each of Cleven and Norfin an amount equal to EUR 7,354,283 (seven million three hundred and fifty-four thousand two hundred eighty-three euros) by wire transfer on an account designated by each of Cleven and Norfin, respectively.

(c)	The Purchase Price does not include any VAT or transfer Taxes, which shall be paid and reimbursed as set forth in art. XII.

C.	Assumption of Financial Debt

On the Closing Date, Purchasers shall cause the assumption by the Marker Group Companies or permit the continuing effect of all Financial Debt of the Business or the Marker Group Companies outstanding as of the Closing Date, including accrued and unpaid interest. Purchasers shall procure that Sellers are released from any and all obligations with respect to such Financial Debt.

For the purposes of the foregoing, Sellers shall provide to Purchasers, no later than five Business Days prior to the Closing Date, complete and accurate details of the Financial Debt projected to be owed by the Business or the Marker Group Companies upon Closing.

D.	Transfer of Management Responsibility/Risks and Benefits

Immediately after the Closing, Purchasers shall take over full responsibility for the Marker Group Companies’ management and operations. The risks and benefits of the Shares, the Marker Group Companies and the Business shall pass from the Sellers to Purchasers as of the Closing Date. Other than the interest and dividend payments explicitly permitted by this Agreement, the Sellers shall not be entitled to cause any payments and distributions for any time periods prior to the Closing Date and shall not benefit from any profits or bear any losses resulting in the interim period from April 1, 2004 until the Closing Date save as otherwise provided for in this Agreement.

III.	CLOSING

A.	Closing Date

Save as otherwise provided in art. III.D of this Agreement, the transaction described in this Agreement shall be consummated at the offices of Homburger Rechtsanwälte, Weinbergstrasse 56/58, 8035 Zurich, 5 calendar days after the conditions precedent set forth in art. III.B of this Agreement have been met or waived, or on such other date the Parties hereto may agree (“Closing Date”).

B.	Conditions Precedent to Closing

1.	Conditions to Obligations of all Parties

The obligations of the Parties to close the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by all Parties, on or by the date six months after the date of this Agreement, of the following conditions:

(a)	All approvals required under the merger control law in Germany shall have been obtained, and any waiting periods under the applicable merger control law shall have expired or been terminated by the competent authorities, in each case without there being imposed on Purchasers, K2 or the Business any material condition, commitment or requirement.

The Parties agree that restrictions or conditions, if any, imposed by any jurisdictions other than Germany as a requirement for granting the above authorizations shall not affect the transactions carried out hereunder, and Purchasers will comply in good faith with all such restrictions or conditions including but not limited to any required divestiture to third parties with a view to ensuring that such authorizations are obtained as soon as possible. Purchasers expressly agree that any such compliance required by the competent authorities shall be effected at Purchasers’ sole risk and expense.

(b)	No judgment, injunction or order shall have been issued by any competent governmental, administrative or judicial authority on behalf of any private party, and no proceeding shall have been instituted, be pending or threatened by any competent governmental, regulatory, administrative or judicial authority, which:

(i)	would challenge or prohibit the consummation of the transactions contemplated under this Agreement; or

(ii)	would impose or seek to impose any substantial limitation on the ability of Purchasers to acquire or hold the Shares, or to operate the Business or any material portion thereof as a going concern for their own account.

(c)	All closing conditions provided for in the VSH Stock and Loan Purchase Agreement shall have been met or waived by the relevant parties entitled thereto and the parties to the VSH Stock and Loan Purchase Agreement shall have agreed to close the VSH Stock and Loan Purchase Agreement on the same day this Agreement is to close.

2.	Conditions to Obligations of Purchasers

The obligations of Purchasers to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, or waiver by Purchasers of the following conditions:

(a)	The representations and warranties of Sellers contained in art. IV.A (Capacity), IV.B (Organization and Qualification), IV.C (Capital Structure, but only as to the ownership structure in CTS and the Subsidiaries), IV.D (Ownership), IV.M (Intellectual Property/Know-How, but only with respect to title to the Marker trademarks and patents free and clear of any Liens, except for any Liens disclosed in this Agreement) and IV.P (Environmental Matters, but only if an environmental problem could reasonably result in a forced closure of any manufacturing facilities) of this Agreement shall be true and correct as of the Closing Date;

(b)	the representations and warranties of Sellers contained in art. IV other than those set out in sub-clause (a) above shall be true and correct as of the Closing Date, except in any case where the failure to be true and correct would not, in the aggregate, constitute a Material Adverse Effect;

(c)	there shall not have occurred (other than primarily as a result of the Purchasers’ actions) any events giving rise to any causes of action (whether asserted or unasserted in litigation and including any claims or causes of action by or available to Sellers) which materially and adversely affect the ability of the Sellers (and/or the parties to the Ancillary Documents which Sellers are in a position to control) to consummate the transactions contemplated hereby or by any of the Ancillary Documents;

(d)	there shall not have occurred after the date of this Agreement a Material Adverse Effect on the Marker Group Companies taken as a whole;

(e)	Sellers shall have performed, and shall have caused the Marker Group Companies to perform, in all material respects all actions, obligations and covenants under this Agreement required to be performed by them on or by the Closing Date;

(f)	Sellers shall have obtained the third party consents set out in Schedule III.B.2;

(g)	Purchasers shall have procured the necessary funds for financing the cash portion of the Purchase Price and the transactions contemplated by this Agreement and such financing is not subject to any future conditions beyond the control of K2 or Purchasers (it being understood that any condition precedent under K2’s or Purchasers’ financing arrangements shall be deemed a condition precedent to Purchasers’ obligations under this Agreement); and

(h)	Cleven shall have released from pledge any and all IP Rights which have been pledged in favor of Cleven as security for the Loans or otherwise.

3.	Conditions to Obligations of Sellers

The obligations of Sellers to perform the transactions contemplated under this Agreement shall be subject to the satisfaction, or joint waiver by Sellers, of the following conditions:

(a)	Purchasers and K2 shall have performed, and shall have caused their Affiliates to perform, in all material respects all actions, obligations and covenants under this Agreement required to be performed by it on or by the Closing Date;

(b)	the representations and warranties of Purchasers contained in art. V of this Agreement shall be true and correct as of the Closing Date, except in any case where the failure to be true and correct would not, in the aggregate, have a Material Adverse Effect on K2 affecting the ability of Purchasers to fulfill their obligations under this Agreement;

(c)	there shall not have occurred a Material Adverse Effect on K2 and its subsidiaries taken as a whole.

For purposes of this art. III.B.3 and otherwise where the context so requires, the term “Material Adverse Effect on K2” shall mean a change in facts or circumstances which is materially adverse to the present or future business, shareholders’ equity or results of operations of K2 and its subsidiaries taken as a whole. For the avoidance of doubt, the term “Material Adverse Effect on K2” shall not include any changes in the global economy, local markets, general industry conditions, changes in analysts’ perceptions causing a reduction in price of the shares in K2, or an adverse market reaction to the announcement of the transactions contemplated by this Agreement.

C.	Closing Actions

1.	Actions by Sellers

At the Closing, Sellers shall deliver or cause to be delivered or made available to Purchasers the following:

(a)	certificates representing the Shares (other than the Norfin Shares, which shall be delivered to the Hold-Back Agent pursuant to the Norfin Hold-Back Agreement), duly endorsed in blank where necessary (or, to the extent the Shares are uncertificated, valid assignments in writing relating to the Shares), together with all transfer certificates, board resolutions and any other documents which are required for Luxco to become an unrestricted shareholder in respect of the Shares;

(b)	all qualifying shares (Pflichtaktien) in the Subsidiaries (including, without limitation, the minority shares in Marker International GmbH) that are held by or to the order or on the instructions of CTS, or that are held by any of the Sellers or any Persons acting on their behalf or related to them, to Persons designated by Luxco;

(c)	letters of resignation duly executed by all members of the boards of directors of the Marker Group Companies pursuant to art. VII;

(d)	validly executed Ancillary Documents, duly executed by the relevant parties thereto;

(e)	validly executed agreements transferring or terminating any commitments,

guarantees or similar third party undertakings pursuant to art. VIII.C, if any;

(f)	a deed of assignment executed by Cleven and Norfin, respectively substantially in the form attached hereto as Schedule III.C.1, transferring the Loans to Cayco;

(g)	a deed of release relating to the matters set forth in art. III.B.2(h);

(h)	releases executed by each Seller irrevocably and unconditionally releasing and acquitting, as of the Closing Date, the Marker Group Companies from any and all obligations to Sellers (other than obligations pursuant to the Tecnica Distribution Agreements and the AthleticSkiing Agreement substantially in the form attached hereto as Schedule III.C.1.

In addition to the above, at the Closing Date, Norfin shall deliver or cause to be delivered the Norfin Shares to the Hold-Back Agent, duly endorsed in blank where necessary (or, to the extent the Norfin Shares are uncertificated, valid assignments in writing relating to the Norfin Shares), it being understood that the Norfin Shares shall continue to be held for the account of Norfin until the Second Closing Date.

2.	Actions by Purchasers

At the Closing, Purchasers shall deliver or cause to be delivered or made available to or to the order of Sellers or the Escrow Agent or the Hold-Back Agent the following:

(a)	the Cash Consideration Amount;

(b)	the Norfin Share Consideration;

(c)	the K2 Shares referred to in article II.B.2, with all documents which are required for Sellers to become unrestricted shareholders (except for the restrictions pursuant to the Escrow Agreement and the US securities laws and regulations applicable to such K2 Shares) in respect of the K2 Shares (but excluding the K2 Shares to be delivered to the Hold-Back Account);

(d)	the consideration for the Loans referred to in article II.B.2; and

(e)	counterparts of each of the applicable Ancillary Documents, duly executed by Purchasers or Purchasers’ Affiliates, as applicable.

D.	Second Closing

1.	Date of Second Closing

The release of the Norfin Shares to Luxco, and the release of the Norfin Share Consideration to Norfin (the “Second Closing”), shall be consummated at the offices of Homburger Rechtsanwälte, Weinbergstrasse 56/58, 8035 Zurich, on September 30, 2004 or on such other date as Luxco and Norfin may agree (“Second Closing Date”).

2.	Second Closing Conditions

The obligation of Luxco and Norfin to proceed to the Second Closing shall be conditional upon the following:

(a)	the Closing shall have occurred.

(b)	No judgment, injunction or order shall have been issued by any competent governmental, administrative or judicial authority on behalf of any private party, and no proceeding shall have been instituted, be pending or threatened by any competent governmental, regulatory or administrative authority, which:

(i)	would challenge or prohibit the consummation of transactions contemplated under art. III.D.3 of this Agreement; or

(ii)	would impose or seek to impose any substantial limitation on the ability of Luxco to acquire or hold the Norfin Shares after the Second Closing.

3.	Second Closing Actions

At the Second Closing, Luxco and Norfin shall jointly direct the Hold-Back Agent to do the following:

(a)	release all certificates representing the Norfin Shares to Luxco, (duly endorsed in blank where necessary (or, to the extent the Shares are uncertificated, valid assignments in writing relating to the Norfin Shares), together with all transfer certificates, board resolutions and any other documents which are required for Luxco to become an unrestricted shareholder in respect of the Norfin Shares;

(b)	release the Norfin Share Consideration to Norfin; and

(c)	release the K2 Shares held by the Hold-Back Agent to Norfin, together with all documents which are required for Norfin to become an unrestricted shareholder in respect of the K2 Shares.

IV.	REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby severally but not jointly represent and warrant to Purchasers the following matters, as of the date hereof and as of the Closing Date, except for representations and warranties made as of a specific date which shall be true and correct only as of such date, with respect to all of the Shares, the Marker Group Companies and the Business:

A.	Capacity

Each of Sellers has the necessary capacity and authority to enter into this Agreement, and to the extent applicable, the Ancillary Documents, and to perform his or its obligations hereby and thereby.

B.	Organization and Qualification

Each of the Marker Group Companies is duly organized and validly existing under the laws under which it has been incorporated and has full right and authority to own and to operate its properties and to engage in the business in which it is now engaged. Schedule IV.B contains the articles of incorporation and by-laws of the Marker Group Companies as in force on the date of this Agreement.

C.	Capital Structure

As of the Closing Date, the Marker Group Companies have the capital structure set forth in Schedule IV.C. No further capital, non-voting stock, convertible securities, option rights or similar rights in the Marker Group Companies have been or will by the Closing Date be created or issued or agreed to be issued. All the Shares sold pursuant to art. II.A(a) of this Agreement have been validly issued and are fully paid in and non-assessable (nicht nachschusspflichtig). There are no restrictions of whatever nature on any of the Marker Group Companies to make any declaration, setting aside or payment of any dividend or any other distribution of profit, other than with respect to any applicable corporate law and except as disclosed in Schedule IV.C.

CTS owns the shares of the Subsidiaries as set forth in Schedule IV.C, free and clear of any Liens. The transfer of control in the shares of the Subsidiaries in Schedule IV.C does not require any governmental, administrative or third party filing, approval or consent of any nature except for the approvals provided for in art. III.B.1 of this Agreement.

The list of Subsidiaries in Schedule IV.C is complete and correct. CTS owns no shares, equity or silent partnership interests or any right to profits, or has any obligation to bear losses in any business association other than with respect to the Subsidiaries.

There are no subsidies or other state aids granted to any of the Marker Group Companies which could be revoked, terminated or otherwise repayment sought due to the change of control contemplated by this Agreement.

D.	Ownership

Each of Sellers has full legal and beneficial ownership to all of the Shares as indicated in Schedule IV.C, and has the right and capacity to transfer and sell complete title to the Shares. The Shares are held in their entirety by Sellers, and are free and clear of any Liens and will constitute, as of the Closing, all of the equity securities of CTS. Cleven and Norfin have full legal and beneficial ownership to the Cleven Loans and the Norfin Loans, respectively, and have the right and capacity to sell and assign the Cleven Loans and the Norfin Loans. The Cleven Loans and the Norfin

Loans are free and clear of any Liens; for the avoidance of doubt, Purchasers confirm that they are aware that some of the Loans are subordinated to some obligations resulting of the Financial Debt as disclosed in Schedule D. Sellers do not, however, make any representation or warranty regarding the ability of the Marker Group Companies to repay the Loans.

Upon the delivery of the Shares provided for in art II.A(a), Luxco will receive good and valid title to the Shares, free and clear of any Liens. Upon assignment of the Cleven Loans and the Norfin Loans provided for in art. II.A(b) and (c), Cayco will receive good and valid title to each of the Loans, free and clear of any Liens subject to the subordination agreements listed in Schedule D.

E.	No Breach

The execution of this Agreement, and to the extent applicable, of any of the Ancillary Documents, by each Seller, and the performance by each Seller of his or its obligations under this Agreement, and to the extent applicable under any of the Ancillary Documents, does not (i) violate, conflict with or result in a breach, termination or default of any agreement by which any Seller or any of his or its assets are bound or subject, (ii) violate any applicable law, enforceable court or administrative order or ruling binding on any of Sellers or (iii) violate the articles of incorporation or by-laws of CTS or any other Marker Group Company, or (iv) violate any agreements with third parties relating to the direct or indirect ownership or transfer of the Shares or any shares in the Subsidiaries.

F.	Financial Statements

Schedule IV.F.1 contains the audited (i) consolidated balance sheets, (ii) consolidated profit and loss statements and (iii) consolidated cash flow statements of CTS as of March 31, 2003 and March 31, 2004 together with the accompanying notes to the financial statements and an auditor’s report without any qualifications (collectively, the “Financial Statements”). The Financial Statements:

(a)	have been drafted in accordance with Swiss GAAP FER (as in effect on the dates as of which such Financial Statements were rendered), applied on a consistent basis, as further described in Schedule 1.2;

(b)	are correct and complete in all material respects; and

(c)	present a true and fair view of the financial position, the results of operations and the changes in shareholders’ equity at the date thereof and for the periods ended on such date in conformity with Swiss GAAP FER (as in effect on the dates as of which such Financial Statements were rendered).

Schedule IV.F.2 also contains the audited financial statements (consisting of (i) balance sheets and (ii) profit and loss statements) for the financial years 2003 and 2004 together with the accompanying notes to the financial statements of Marker Deutschland GmbH . The financial statements of such Subsidiary:

(a)	have been drafted in accordance with the accounting standards used by such Subsidiary (as set out in Schedule IV.F.2);

(b)	are correct and complete in all material respects; and

(c)	present a true and fair view of the financial position, the results of operations and the changes in shareholders’ equity at the date thereof and for the periods ended on the respective record date in conformity with the used accounting standards.

Except as set forth in Schedule IV.F.3, no Marker Group Company has as of March 31, 2004 any Liability, indebtedness (including for the avoidance of doubt any note, bond or other debt instrument), expense, claim, deficiency, guaranty or endorsement of any type in connection with the Shares, the Marker Group Companies or the Business, in excess of EUR 15,000 (fifteen thousand euros) individually or EUR 60,000 (sixty thousand euros) in the aggregate (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be reflected in the financial statements in accordance with the applicable accounting and valuation principles) that are not reflected, in reasonable detail, in the Financial Statements as of March 31, 2004. The Marker Group Companies have no Liabilities to Sellers or Sellers’ Affiliates that have been incurred outside the ordinary course of business on or by March 31, 2004.

Schedule D correctly and completely states the lender name, loan principal, expiration date, applicable interests rates and accrued but not paid interest as of March 31, 2004 in relation to the Cleven Loans and the Norfin Loans.

G.	Absence of Adverse Changes

In the period between March 31, 2004, and the Closing Date the Marker Group Companies (other than as contemplated in this Agreement and other than as contemplated in the Marker Group Companies’ budgets which are attached as Schedule IV.G.1):

(a)	have conducted their business in the ordinary course and consistent with past practice;

(b)	have not assigned or transferred any tangible or intangible assets, and have not assumed or incurred any Liabilities (actual or contingent) other than in the ordinary course of business or as permitted under this Agreement or any of the Ancillary Documents;

(c)	have not incurred any capital expenditure or capital commitment, and have not incurred any additional Financial Debt, in excess of EUR 50,000 (fifty thousand euros) individually or EUR 100,000 (hundred thousand euros) in the aggregate;

(d)	have not suffered any damage, destruction or loss by fire or other casualty which is not covered by insurance;

(e)	have not made any change in the accounting methods or practices compared to those applied to the Financial Statements as of March 31, 2004 or any restatement of financial statements or revaluation of any of their assets, properties or rights;

(f)	have not been adversely affected by the loss of any contract, customer, distributor or source of supply which has in the past or is expected in 2004 to represent more than 3% of the net sales of the Business taken as a whole;

(g)	have not been subject to any other adverse change or development reasonably likely to involve a prospective adverse change (other than changes in the ordinary course of business), whether or not foreseeable, affecting the business, management, consolidated financial condition, shareholders’ equity, results of operations or prospects of the Marker Group Companies taken as a whole or the Business taken as a whole;

(h)	have not made any declaration or setting aside or payment of any dividend or any other distribution of profit or any direct or indirect redemption, purchase or other acquisition of any shares of the Marker Group Companies, other than (i) any payments of dividends by the Subsidiaries to CTS and (ii) interest payments on the Loans as permitted under this Agreement earned and unpaid as of the Closing Date;

(i)	have not been the subject of any labor disputes or claims of wrongful termination or other unlawful labor practice or action with a litigious value of EUR 40,000 or more;

(j)	other than as disclosed in Schedule IV.G.2, have not increased the total compensation payable to their employees (other than in accordance with existing agreements, collective bargaining arrangements or practice existing prior to March 31, 2004), have neither adopted any new profit sharing plan, bonus plan, pension or benefit plan nor changed any existing plans, other than as permitted under this Agreement, have not agreed to any shop agreement (Betriebsvereinbarung) or similar arrangements with any works council of the Marker Group Companies or otherwise;

(k)	have not granted any severance or termination pay to any shareholder, director, employee or independent contractor, or adopted any severance, termination, indemnification or other agreement (save as set forth in the existing employment agreements between Völkl (International) AG and Dr. Christoph Bronder and between Marker International GmbH and Dr. Christoph Bronder), the benefits of which are contingent upon the occurrence of a transaction involving any of the Marker Group Companies, including the transactions contemplated hereby or by any of the Ancillary Documents;

(l)	other than in the ordinary course of business, diligently and prudently conducted, have not made on or after April 1, 2004 any payment of, or reserve or provision for, Taxes, and there is no need make any payment of, or reserve or provision for, Taxes, which have been or will be finally levied by the competent taxing authorities with respect to any taxable period ending on or before Closing, any Straddle Period or any event, transaction or activity occurring in or with respect to any taxable period ending on or before Closing or any Straddle Period;

(m)	other than in the ordinary course of business, diligently and prudently conducted, have not made on or after April 1, 2004 any repayment of, or reserve or provision for the repayment of, any Tax Credit directly or indirectly claimed, and have not omitted to timely reclaim any Tax Credit pursuant to Applicable Law, and there is no need to make any repayment of, or reserve or provision for, (i) the repayment of any Tax Credit directly or indirectly claimed, or (ii) as a result of the time-barring of any Tax Credits, in or with respect to any taxable period ending on or before Closing, any Straddle Period or any event, transaction or activity occurring in or with respect to any taxable period ending on or before Closing or any Straddle Period;

(n)	have not made any new Tax election or ruling, or change of any existing Tax election or ruling, nor any settlement or compromise of any Tax liability;

(o)	have not granted any loan to any Person (other than the advancement or reimbursement of business expenses to employees in immaterial amounts in the ordinary course of business consistent with past practices), or incurred or guaranteed any indebtedness, issued any debt securities or any guarantee or acted as a surety with respect to any payment obligations or debt securities of any Person;

(p)	have not waived or released any material right or claim of or in favor of any of the Marker Group Companies or any Affiliates of VSH, including any write-off or other compromise of any accounts receivable of, or debt owed by, any of the Marker Group Companies or any Affiliates of VSH or any compromise or settlement of any claim, litigation or other cause of action brought by any of the Marker Group Companies or any Affiliates of VSH against any third party other than in the ordinary course of business consistent with past practices;

(q)	have not incurred, performed on, paid or discharged any obligation or Liability, except for current obligations and Liabilities (in particular with regard to Sellers and Sellers’ Affiliates) incurred in the ordinary course of business consistent with past practices;

(r)	have not (i) changed the terms and conditions of any material agreement (whether oral or written) that a Marker Group Company is a party to, other than in transactions which were at arms’ length or (ii) entered into contracts, other than contracts consistent with past practices, in which total payments by the Marker Group Companies exceed EUR 100,000 on an annual basis;

(s)	have not been subject to any event or circumstance, whether or not foreseeable that is reasonably likely to make a provision necessary in the accounts of any Marker Group Company exceeding EUR 200,000 (two hundred thousand euros) in the aggregate outside the ordinary course of business; or

(t)	have not entered into any negotiation or agreement to do any of the foregoing.

H.	Transferred Assets

CTS is and will on the Closing Date (other than with respect to any assets which have been sold by the Marker Group Companies in the ordinary course of business since March 31, 2004, the proceeds of which have been collected and used in the ordinary course of business by the relevant Marker Group Company) be the direct or indirect owner of (i) all assets of any kind reflected in the Financial Statements, (ii) any assets reflected in the books of any of the Marker Group Companies as being owned by such company as of the date of the respective Financial Statements, and (iii) all other assets which any of the Marker Group Companies has acquired since the date of the respective Financial Statements, free and clear of any Liens except for customary retentions of title or similar rights. In particular, and without limitation to the foregoing:

(a)	all such assets can be used by and for the business of the Marker Group Companies as the same is presently being conducted;

(b)	all inventories (fertige Erzeugnisse und Waren) and other movable property are properly valued in the Financial Statements at no more than their fair market value, and all depreciations and write-downs (including depreciations and write-downs for low margin sales) on such inventories and movable property have been made in accordance with the applicable accounting and valuation principles and (with respect to low margin sales) in line with the budgets attached as Schedule IV.G.1;

(c)	all inventories are usable of the kind and quality regularly used or produced in the business of the Marker Group Companies, all inventories are saleable in the ordinary course of business of the Marker Group Companies (except for slow moving inventory which has been written off in line with the applicable accounting and valuation principles applied to the financial statements and consistent with past practice) and the inventories will at the Closing Date be related to the normal requirements of the Business at such time;

(d)	all production equipment used by the Marker Group Companies in the ordinary course of business is in good repair and working condition;

(e)	all intangible assets held by or on behalf of the Marker Group Companies have been valued in line with Swiss GAAP FER or the applicable accounting and valuation rules in force as of March 31, 2004 on a going concern basis;

(f)	any inventory previously sold is to Sellers’ Knowledge not subject to refunds materially in excess of those historically experienced by the relevant Group Companies.

All accounts receivable which arose in the ordinary course of business, are carried on the Financial Statements as of March 31, 2004 at values determined in accordance with the applicable accounting and valuation principles and are collectible in the full amount in accordance with their payment terms other than bad debt reserve reflected in the Financial Statements. Since March 31, 2004, the Marker Group Companies have not incurred any accounts receivable outside the ordinary course of business, have not experienced any material change in the collection or collectability of the accounts receivable and have not changed their policies as to the collection of accounts receivable. To Sellers’ Knowledge there is no account receivable in excess of EUR 50,000 (or several accounts which in the aggregate exceed EUR 100,000) which collectability is in question. No Person has given any of the Marker Group Companies notice of any disputes regarding, and no Person has any Lien on or resulting from, any of such accounts receivable and no request or agreement for material deduction or discount has been made with respect to any of such accounts receivable, nor in each case is there any reasonable basis therefor.

There are no return, markdown, promotion, co-op advertising and other similar programs or allowances currently offered generally by any of the Marker Group Companies to any customer which are not reflected in the budgets attached as Schedule IV.G.1.

I.	Permits and Authorizations

The Marker Group Companies have all the permits and authorizations which are necessary to carry on their business after Closing as presently conducted.

None of the Marker Group Companies is in breach of any laws, material breach of any regulations, or in material breach of any reporting or licensing requirements and orders applicable to it or its employees and representatives, nor will any such breach have occurred as a result of the consummation of the transaction contemplated under this Agreement or any of the Ancillary Documents.

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to any of the Marker Group Companies in connection with the execution and delivery of this Agreement or any Ancillary Documents or the consummation of the transactions contemplated hereby or thereby except for the approval provided for in art. III.B.1. of this Agreement.

J.	Claims and Litigation

Except as set forth in Schedule IV.J as of the Closing Date, there are no actions,

suits or proceedings with a litigious value in excess of EUR 50,000 (fifty thousand euros) each pending or threatened in writing against the Marker Group Companies or otherwise known to any Seller either in court or before any administrative board, agency or commission.

Except as set forth in Schedule IV.J, none of the matters identified in Schedule IV.J, will, if adversely determined, have a material adverse effect on any of the Marker Group Companies. Except as set forth in Schedule IV.J, during the past three years, no governmental entity or certifying organization has challenged the legal right of any of the Marker Group Companies to design, develop, promote, sell, license, manufacture, import, export, use, distribute or provide any of its products.

K.	Taxes

All Tax Returns required to be filed by Applicable Law prior to or on the Closing Date with respect to Taxes payable by, or Tax Credits reimbursable to, or repayable by, any of the Marker Group Companies pursuant to Applicable Law for all taxable periods ending on or prior to the Closing Date have been timely filed.

All such Tax Returns filed by the Marker Group Companies are complete, true, and accurate and reflect the Taxes payable by, the Tax Credits reimbursable to, and the Tax Credits repayable by, the Marker Group Companies for the respective periods. All Tax payments that have become due or payable have been timely paid by the Marker Group Companies (whether or not shown on a Tax Return). The financial statements of March 31, 2004 (both on a separate basis for each of the Marker Group Companies and on a consolidated basis, i.e. including, without limitation, the Financial Statements) contain specific provisions or reserves to cover fully all Taxes of the Marker Group Companies that have accrued as of that date but were not due or payable as of that date. The Marker Group Companies have no present or contingent Liability for Taxes that is not reflected in the financial statements as referred to in the preceding sentence, other than Taxes incurred in the ordinary course of business, diligently and prudently conducted, since March 31, 2004, in amounts consistent with prior years adjusted to reflect changes in operating results of the Marker Group Companies. It is understood, for the avoidance of doubt, that the creation of inventory reserves (Warenlagerrückstellungen) and reserves for guarantee payments (Garantierückstellungen) for Swiss Tax purposes consistent with Applicable Law and past practice shall be permitted, it further being understood that, pursuant to such practice, provisions for deferred taxes in connection with such reserves are not made on a company-by-company basis, but are provisioned for in the consolidated financial statements including the Financial Statements.

The Marker Group Companies have not violated any agreement that they have entered into with the Tax authorities. There exist no Tax rulings, orders, commitments by or between a Governmental Entity and Marker Group Companies. No depreciation or valuation allowances on the acquisition costs (Gestehungskosten), as defined by applicable Swiss Tax regulations, have been made with respect to participations held by any of the Marker Group Companies in the capital of other Marker Group Companies of the type that could now or at a later date give rise to depreciation recapture or valuation allowance recapture pursuant to article 62/4 of the Swiss Federal Direct Tax Act (Art. 62 Abs. 4 des Bundesgesetzes über die direkte Bundessteuer) or corresponding provisions of cantonal tax acts, and all such acquisition costs are properly reflected in the Tax Returns of the relevant Marker Group Company.

Norfin is entitled to a full refund of withholding tax pursuant to the Swiss federal act on withholding taxes dated October 13, 1965, as amended, and the double taxation treaty between Switzerland and the Grand Duchy of Luxembourg dated January 21, 1993.

L.	Agreements with Third Parties

The Marker Group Companies are not in default, and have not taken or omitted to take any actions that would lead to a default, under any material agreements to which they are a party. Except as disclosed in Schedule IV.L, there are no agreements binding on any of the Marker Group Companies:

(a)	that are made at terms other than at arm’s length or otherwise outside of the ordinary course of business;

(b)	that will, as a result of the transactions contemplated under this Agreement or any of the Ancillary Documents result in a breach, default or termination right, or otherwise give rise to compensation or a right of termination; or

(c)	that violate applicable law or regulations; in particular, and without limitation to the foregoing, no agreements binding on any of the Marker Group Companies exist that would confer on any person a financial or other benefit in connection with the manufacturing, delivery, distribution, sale or use of products in the Business unless such benefit is lawful and covered by approval of all interested parties (including the employer of such persons).

Except for (i) Cleven’s interest in Völkl Tennis GmbH, (ii) Cleven’s interest in TERTIO Grundstücks-Vermietungs GmbH, (iii) Cleven’s interest in Gregor Furrer & Partner Holding AG, and (iv) Giancarlo Zanatta’s interest in Tecnica, (v) Tecnica’s interest in Tecnica’s Affiliates which are involved, together with Tecnica, in the Tecnica Distribution Agreements, (vi) the AthleticSkiing Agreement and (vii) the service agreement between a Tecnica U.S. subsidiary and Volkl Sport America Corporation, no officer, director, employee or Seller (nor, to the best knowledge of such person, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has an interest), has any direct or indirect interest in: (i) any entity which furnished or sold, or furnishes or sells, services or products that the Marker Group Companies furnish or sell, or propose to furnish or sell, or (ii) any entity that purchases from or sells or furnishes any goods or services to the Marker Group Companies; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this paragraph. None of the Marker Group Companies is indebted to any officer, director, employee of Seller (except for the Loans and amounts due pursuant to written employment agreements and reimbursement of immaterial business expenses), and no such person is indebted to any of the Marker Group Companies.

There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which any of the Marker Group Companies is a party or otherwise binding upon any Marker Group Company which has the effect of materially prohibiting or impairing any business practice or activities of any of the Marker Group Companies, any lease, licenses or acquisition of any assets or property (tangible or intangible) by any of the Marker Group Companies or the conduct of the business as conducted and proposed to be conducted by any of the Marker Group Companies.

The documents and information supplied by the Marker Group Companies or any of their representatives in connection with this Agreement or any of the Ancillary Documents with respect to relationships and volumes of business done with their significant suppliers, distributors, commercial agents and customers are accurate in all material respects. Since January 1, 2004, none of the Marker Group Companies has received any notice of termination or written threat of termination from any of the ten (10) largest suppliers or the ten (10) largest customers of the Marker Group Companies (determined on the basis of purchases and sales, respectively, undertaken in the 12 months ended March 31, 2004), taken as a whole, or any information that any such customer, distributor or supplier intends to materially decrease the amount of business that it does with the Marker Group Companies, taken as a whole.

Schedule IV.L further sets forth a list of (i) all pooling, profit sharing and profit participations agreements as of March 31, 2004, and (ii) any Financial Debt of the Marker Group Companies (including a list of all pooling, subordination, security, collateral and other agreements related to such Financial Debt) as of March 31, 2004, and (iii) each debenture, note, and other evidence of indebtedness, stock, security (including rights to purchase and derivative securities or rights), mortgage loans and other investment or portfolio assets owned of record or beneficially by any of the Marker Group Companies (including the amounts and maturity dates) as of March 31, 2004. It is understood and agreed that Schedule IV.L. shall be updated, no later than three Business Days prior to the Closing Date, to reflect the situation at the end of the month preceding the Closing Date.

M.	Intellectual Property/Know-how

The Marker Group Companies own or have sufficient rights to use (as such use is or will be conducted at the Closing Date) all the know-how and all patents, patent applications, industrial know-how, trademarks, trade names, copyrights, design rights (whether or not registered), trade secrets, domain names and other intellectual property rights (collectively, the “IP Rights”) which they use for the conduct of their business as it is presently conducted. Each of the Marker Group Companies has taken steps to protect its IP Rights in line with best industry practice. The domain name “marker.de” is registered in the name of any of the Markers Group Companies.

Schedule IV.M.1 sets forth an accurate and complete list of all (i) registered and material unregistered trademarks and trade names, (ii) patents, (iii) other registered design protection and similar rights, and (iv) registered copyrights included in the IP Rights. Sellers represent that to the best of their knowledge, Schedule IV.M.1 is complete; however, given its large size, Sellers acknowledge that there may be items that are inadvertently missing. In such cases and when discovered, Sellers agrees to treat these items as though they were affirmatively listed in Schedule IV.M.1.

Except as set forth in Schedule IV.M.2, each of the Marker Group Companies owns exclusively all right, title and interest in and to all of the IP Rights (other than the IP Rights that are licensed to such Marker Group Company), free and clear of any and all Liens. Except as set forth in Schedule IV.M.2, none of the Marker Group Companies has received any notice or claim in writing (and no Seller otherwise has knowledge of any such notice or claim) challenging ownership of, or license to, any of the IP Rights, nor to the best knowledge of the Marker Group Companies, is there a reasonable basis therefor.

All of the IP Rights are valid, enforceable and subsisting. Except as set forth in Schedule IV.M.2 no third party claims are pending or have been threatened in writing or are otherwise known to Sellers that would challenge the validity, enforceability or the right of the Marker Group Companies to use, any such IP Rights. All registrations for the IP Rights are in force, with renewal fees paid up to the Closing Date.

The use of the IP Rights by any of the Marker Group Companies and the conduct of business of the Marker Group Companies up to the Closing Date has not and does not infringe with or misappropriate the intellectual property rights of any other person. Except as otherwise disclosed in this Schedule IV.M.2, none of the Marker Group Companies has received any notice or claim in writing (and no Seller is oth-

erwise aware of any such claim) asserting or suggesting that any such infringement or misappropriation is or may be occurring.

N.	Pensions/Social Security Payments/Other Human Resources Related Warranties

All accrued pension claims and other employee benefit or insurance claims (including old age, sickness, accident, invalidity and other social security claims) of the Marker Group Companies’ employees are covered by funds of special foundations, by insurance contracts or provisions the Marker Group Companies have specifically established for such purpose as required by and in accordance with the applicable laws in the jurisdictions of the Marker Group Companies.

The Marker Group Companies have complied with all relevant social security laws, regulations and orders, as well as to the internal rules and regulations of any social security funds, and have made all the deductions and payments required to be made under such regulations until the Closing Date. There exists no accumulated funding deficiency with respect to any pension plans or other employee benefit or insurance plans, it being understood that any such funding deficiency shall be calculated in accordance with the principles set out in Swiss GAAP FER, local accounting, social insurance and applicable law rules and applicable actuarial principles.

There are no actions, claims or investigations pending or threatened against the Marker Group Companies or against any pension or other employee benefit or insurance plan administered by or on behalf of any of the Marker Group Companies other than as set forth in Schedule IV.J. There are no circumstances which might give rise to any such claims, actions or investigations other than routine claims for benefits in the ordinary course of business.

The Sellers confirm that they have submitted to the Purchasers all collective bargaining agreements (Tarifverträge), material shop agreements (Betriebsvereinbarungen), material continuing employees practices (wesentliche Betriebsübungen) and similar collective arrangements vis-à-vis the employees of the Marker Group Companies and any other material agreements with regard to employees, pensions and social security arrangements.

Due to the transactions contemplated by this Agreement and the Ancillary Documents, no payment to any of the current or past employees, consultants, agents or any other representatives of any of the Marker Group Companies will become due or accelerated and no termination right of any employee will arise (other than as set forth in art. IV.G(k)). None of the top five employees of the Marker Group Companies (measured by total compensation) have threatened to terminate or have terminated their employment due to the transactions contemplated by this Agreement and the Ancillary Documents.

O.	Compliance with the Law

Except as disclosed in Schedule IV.O, the Marker Group Companies have not violated any applicable laws, ordinances, regulations, decrees or orders of any governmental entity, in particular labor related laws, ordinances, regulations, decrees or orders of any governmental entity. None of the Marker Group Companies nor to the best knowledge of the Marker Group Companies, any agent, employee or other person associated with or acting on behalf of the Marker Group Companies has, directly or indirectly, used any corporate funds for unlawful contributions or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns.

The Marker Group Companies and their plants, real estate and equipment comply with all applicable labor and occupational health and safety laws, regulations, decrees and orders and the competent authorities have not informed the Marker Group Companies in writing that they will issue any orders with which the Marker Group Companies do not yet comply as of the Closing Date.

The parties understand and agree that any regulatory breaches relating to art. IV.F (Financial Statements), art. IV.I (Permits and Authorizations), art. IV. K (Taxes), art. IV.N (Pensions and Social Security), art. IV. P (Environmental) and art. IV.Q (Product Liability) shall be governed exclusively by such representations and warranties and not by this art. IV.O.

P.	Environmental Matters

The Marker Group Companies and their businesses are, and for the past ten years have been, in compliance with all applicable Environmental Laws. Except as disclosed in Schedule IV.P, there are no contaminated sites (Altlasten) at any property currently or formerly owned, leased or operated by the Marker Group Companies that could, under any environmental laws as in force and effective as of the Closing Date and applicable to the Marker Group Companies and their assets, give rise to any Liability of or clean-up costs to be paid or reimbursed by any of the Marker Group Companies.

Except as disclosed in Schedule IV.P., all permits, licenses, authorizations and consents required under any applicable environmental laws as in force and effective as of the Closing Date to conduct the business of the Marker Group Companies as the same is presently being conducted, and all permits, licenses, authorizations and consents required to consummate the transactions contemplated under this Agreement or any of the Ancillary Documents, have been obtained and are in full force and effect, will not be terminated as a result of the change of control in the Marker Group Companies, and are being fully complied with.

Except as disclosed in Schedule IV.P, there are no investigations, inquiries or proceedings outstanding or threatened in writing or otherwise known to any Sellers against the Marker Group Companies which are likely to result in any suspension, calculation, refusal or revocation of any permit, license, authorization or consent required under any applicable environmental laws as in force and as of the Closing Date. Except as disclosed in Schedule IV.P, there are no events, conditions, activities or incidents (including without limitation the production, use, treatment, storage, transport, deposit, disposal or management of hazardous substances), which have occurred or are occurring and which could give rise to any Liability of the Marker Group Companies or clean-up costs for which the Marker Group Companies are liable under any applicable Environmental Laws as in force and effective as of the Closing Date.

None of the Marker Group Companies has assumed or retained by contract or otherwise any Liabilities under any applicable Environmental Laws as in force and effective as of the Closing Date.

The Marker Group Companies have delivered to Purchasers copies of all environmental assessments, audits, studies and other environmental reports made since January 1, 1994 in their possession or reasonably available to them relating to the Marker Group Companies, the Business and any of their current or former properties or operations. Except as disclosed in Schedule IV.J. or Schedule IV.P, none of the Marker Group Companies is required to make any material capital or other expenditure to comply with any Environmental Law nor is there, to Sellers’ Knowledge, any reasonable basis on which any Governmental Entity could take action that would require such capital or other expenditure as in force and effective as of the Closing Date.

Q.	Product Liability

All products manufactured, marketed or distributed by any of the Marker Group Companies before the Closing Date, except as listed in Schedule IV.Q, have been manufactured, marketed and distributed in compliance with all applicable product liability and related laws in force as of the Closing Date, best industry practices in effect as of the Closing Date, and express and implied warranties. The Marker Group Companies have not manufactured, sold or supplied before the Closing Date any products which have given or could as of or after the Closing Date give rise to any claims under any applicable product liability laws as in force and effect as of the Closing Date in any of the countries in which any of the Marker Group Companies, or licensee, representative or agent of the Marker Group Companies distributes such products.

Other than as set out in Schedule IV.J or Schedule IV.Q, third parties have no claims pending or threatened in writing or otherwise known to any Seller against the Marker Group Companies in connection with any products delivered or services rendered by the Marker Group Companies before the Closing Date. All such pending or threatened claims are covered by provisions in the March 31, 2004 Financial Statements or by insurance policies.

R.	Real Estate

The Marker Group Companies do not own any real estate. Schedule IV.R lists all real estate used by the Marker Group Companies pursuant to lease or similar agreements which are also listed in Schedule IV.R. No person or entity has any option to purchase the real estate used by the Marker Group Companies (or any portion thereof or any interest therein).

Due to the transactions contemplated by this Agreement and the Ancillary Documents, no payment to any of the lessors will become due or accelerated and no termination right of any lessor will arise. None of the lessors has threatened to terminate or terminated the respective lease agreement due to the transactions contemplated by this Agreement and the Ancillary Documents.

S.	Insurance

The Marker Group Companies maintain and will maintain until the Closing Date insurance with financially sound and reputable insurance companies, in such amounts and against such risks as are usually insured against according to best industry practice. All insurance premiums have been paid when due and all insurance policies are and will until the Closing Date remain in full force and effect. The Marker Group Companies are in compliance with the terms of such policies in all material respects. The Marker Group Companies have no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies, or that any insurance company would not renew each such policy on substantially comparable terms as currently in effect.

Sellers have provided Purchasers in the due diligence with complete information on the existing insurances including (i) type of coverage, (ii) amount, (iii) deductibles, (iv) insurance premiums, (v) carve outs and (vi) any special provisions agreed in deviation of the standard insurance contracts for the respective coverage. None of the insurance policies will terminate automatically or be subject to a special termination right of the respective insurer due to the transactions contemplated by this Agreement and Ancillary Documents.

There are not, and have not in the three years prior to the date of this Agreement been, any disputes with insurance companies, cancellations or refusals to grant insurance policies, or other material claims raised by insurance companies or denied by insurance companies to be covered with respect to any of the Marker Group Companies.

T.	Books and Records

All books and records of the Marker Group Companies are and will on the Closing Date be in the possession of the Marker Group Companies, have been in all material respects properly maintained, and contain in all material respects accurate records of matters required or customary to be entered in them according to applicable law.

U.	Information provided to Purchasers

The information disclosed by or on behalf of Sellers to Purchasers in the Due Diligence Material

(a)	is complete in all material respects;

(b)	is correct;

(c)	does not omit to state any facts which, if disclosed to Purchasers, would materially change the contents or scope of the information disclosed to Purchasers or would make such information materially misleading;

(d)	allows for a complete and correct assessment of the business, financial conditions, results of operations and prospects of the Marker Group Companies taken as a whole.

Any business plans, budgets as well as any other forward-looking information or documents disclosed are explicitly excluded from the representation and warranty given under this art. IV.U.

V.	No U.S. Person

None of Sellers is (or will be deemed, as a result of the transactions contemplated under this Agreement or under any of the Ancillary Documents) a U.S. Person as that term is defined in the U.S. Internal Revenue Code of 1986, as amended. None of Sellers is, or is acting for the account or benefit of, a U.S. person (as that term is defined in Regulation S). Each Seller was outside the United States of America at the time the offer to purchase the K2 Shares was received, and at the date of this Agreement, and will be outside the United States of America on the Closing Date. None of Sellers is acquiring the K2 Shares for the purpose of sale or distribution in the United States of America in a manner that does not comply with the requirements of Regulation S.

W.	U.S. Sales Representation

As of the Closing Date, VSH, CTS and their respective Affiliates and Subsidiaries (i) do not hold, in the aggregate, combined assets located in the United States with a fair market value exceeding USD 50,000,000, and (ii) did not have, in the aggregate, combined sales in or into the United States in excess of USD 50,000,000 in their most recently completed fiscal year (or respective fiscal years in the situation any such entities do not share the same fiscal year).

X.	No Further Warranties

Except as expressly provided in this art. IV, Sellers make no representation or warranty, express or implied, with respect to the Shares, the Marker Group Companies or the Business.

V.	REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Purchasers hereby represent and warrant to Sellers the following matters, as of the date hereof and as of the Closing Date:

A.	Corporate Existence and Authority

Purchasers and K2 are duly incorporated and validly existing under the laws of their place of incorporation and have the full corporate power and authority to enter into and perform their obligations under this Agreement and the Ancillary Documents.

The execution, delivery and performance of this Agreement and any instruments or agreements contemplated herein to be executed, delivered and performed by Purchasers or K2 and the consummation of the transactions contemplated hereby, have been duly adopted and approved by all relevant corporate bodies of Purchasers and K2. Purchasers and K2 have all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and, to the extent applicable, the Ancillary Documents have been duly and validly authorized, executed and delivered by Purchasers and K2. This Agreement and, to the extent applicable, the Ancillary Documents will be as of Closing Date, the valid and binding obligation of Purchasers and (to the extent applicable) K2 enforceable against Purchasers and K2 in accordance with their respective terms. The board of directors of K2 has approved the transactions contemplated hereby.

B.	K2 Shares

Upon Closing (and with respect to any K2 Shares delivered to the Norfin Hold-Back Account, upon the Second Closing), Sellers will receive good, valid and marketable title to the K2 Shares, which are validly issued and non-assessable, free and clear from any liens, charges, pledges or third party rights of any nature (whether in rem or in personam), but subject to the transfer and resale restrictions pursuant to applicable US. securities laws and regulations as further set forth in art. X.A (Lock-Up), in art. X.B (Orderly Distribution) and the Escrow Agreement.

C.	Authorizations and Permits; No Breach

Save as set forth in article III.B.1 and except for the consent of the banks providing the banking facility to K2, no authorizations, permits, consents or licenses are required by any governmental, administrative or judiciary authority or any third party for the consummation of the transactions contemplated under this Agreement and the Ancillary Documents by Purchasers or (to the extent applicable) K2. The execution and performance of this Agreement and, to the extent applicable, the Ancillary Documents by Purchasers and K2 and the performance by Purchasers and K2 of their obligations under this Agreement and, to the extent applicable, the Ancillary Documents does not (i) violate, conflict with or result in a breach, termination or default of any agreement by which Purchasers, K2 or any of their subsidiaries are bound or subject (other than the required consent of BankOne under K2’s USD 205,000,000 credit facilities to the transactions contemplated under this Agreement), (ii) violate any applicable law, enforceable court or administrative order binding on Purchasers, K2 or any of their subsidiaries.

D.	No Further Warranties

Except as expressly provided in this art. V, Purchasers make no representation or warranty, express or implied, with respect to Purchasers, K2 or the K2 Shares.

VI.	REMEDIES

A.	Term of Representations and Warranties

The representations and warranties set forth in art. IV of this Agreement shall continue in effect until 18 (eighteen) months from the Closing Date, provided however, that

(a)	the representations and warranties set forth in art. IV.G (Absence of Adverse Changes, but only with respect to Taxes), art. IV.K (Taxes) and IV.N (Pensions/Social Security Benefits) of this Agreement shall continue in effect until six months after the applicable statute of limitation on the claims concerned (as extended, if applicable) has expired; and

(b)	the representations and warranties set forth in art. IV.P (Environmental Matters) of this Agreement shall continue in effect until six months after the applicable statute of limitation on any environmental claims (as extended, if applicable) against Purchasers, K2 or the Marker Group Companies has expired.

B.	Notification and Arbitration

The Parties waive the notification and examination requirements of art. 201 of the Swiss Code of Obligations. The statute of limitations pursuant to art. VI.A above shall have been observed if Purchasers notify Sellers in writing of (i) any misrepresentation or breach of warranty or (ii) any other breach of this Agreement or (iii) any other claim under this Agreement prior to the date set forth therein, describing in reasonable details such breach, provided, however, that Purchasers have to notify the Sellers within 30 calendar days after they have actual notice of the damage and are able to quantify the amount thereof. In case of failure to render to such notice within the prescribed time period, the claims shall be foregone and unenforceable.

If Purchasers have rendered to Sellers such notification, Purchasers must commence arbitration in accordance with art. XIV.B of this Agreement within 6 months after such notification has been made, unless the claim raised by Purchasers is either settled before the expiry of such deadline or the Parties agree on an extension of such deadline. If Purchasers fail to meet such deadline, the claim concerned shall be foregone and unenforceable.

C.	Damages

1. Subject to any limitations and qualifications otherwise set forth in this Agreement, in particular this art. VI, the Sellers hereby agree to severally but not jointly indemnify Purchasers, K2 and any of the Marker Group Companies (collectively, the “Purchaser Indemnified Parties”) for any and all Losses which any of the Purchaser Indemnified Parties will incur, or will sustain or to which any of the Purchaser Indemnified Parties will be subjected arising out of, relating to or resulting from, provided, however, that the Sellers shall indemnify the Marker Group Companies, but not the other Purchaser Indemnified Parties, for the Losses as set forth in art. VI.C.1(e):

(a)	any misrepresentation or breach of warranty by Sellers, whether or not Purchasers or any other Purchaser Indemnified Parties relied thereon;

(b)	any breach of (i) any obligation of Sellers set forth in this Agreement or (ii) any obligation of Sellers in the Ancillary Documents;

(c)	any and all Environmental Costs related to a Relevant Pollution; it being understood that, without prejudice to the Sellers’ obligations under this art. VI.C.1(c), the Parties shall not bring any compensation claim against the relevant other Party under Sec. 24 para. 2 of the German Federal Soil Protection Act (Bundes-Bodenschutzgesetz) in respect of any Relevant Pollution; it further being understood that any Environmental Costs that arise out of a misrepresentation or breach or warranty shall be compensated under this art. VI.C.1(c) and not under art. VI.C.1(a);

(d)	any fraud or other criminal acts of the Marker Group Companies or the Sellers;

(e)	any of the following items, whether or not Purchasers relied on or had knowledge thereof and without regard to any disclosure of Sellers or the Marker Group Companies as to such matters:

(i)	any breach of the representations and warranties contained in art. IV.G (Absence of Adverse Changes, but only with respect to Taxes) or IV.K (Taxes) and any breach of covenants contained in art. IX.B(p) which results in a Loss of the Marker Group Companies, it being understood that any such Loss of the Marker Group Companies shall be compensated under this art. VI.C.1(e)(i) and not under art. VI.C.1(a),

(ii)	any breach by the Marker Group Companies or by Sellers of a specific obligation in this Agreement or any of the Ancillary Documents to pay or reimburse Taxes which results in a Loss of the Marker Group Companies (it being understood that any such Loss shall be compensated under this art. VI.C.1(e)(ii) and not under art. VI.C.1(b));

(iii)	any Taxes of the Marker Group Companies attributable to any period (whether or not a taxable period) through and including March 31, 2004;

(iv)	any Taxes attributable to any period starting on April 1, 2004, through and including the Closing Date (whether or not a taxable period), but only to the extent that such Taxes arise from income generated by the Marker Group Companies, or events, transactions, and activities that occur, outside the ordinary course of business diligently and prudently conducted. For purposes of this paragraph, it is understood that events outside the ordinary course of business shall include, without limitation, treasury share transfers, restructurings, financial reconstructions, reorganizations, and non-arm’s length transactions. In addition, events outside the ordinary course of business shall not include sale leaseback transactions undertaken in a manner consistent with past practice. It is further understood that the Marker Group Companies shall be liable for Taxes for periods starting on April 1, 2004, and ending on the Closing Date, to the extent that such Taxes are not the responsibility of Sellers pursuant to this paragraph.

In determining the Taxes for which the Sellers are liable pursuant to this Art. VI.C.1.e, the Sellers shall be entitled to utilize up to one half of the Tax loss carryforwards (steuerliche Verlustvorträge) of the Marker Group Companies as of March 31, 2004 (as determined prior to any adjustment to such items by any Tax authority or pursuant to any amended return) to offset up to one-half of any cumulative increases in the taxable income of the Marker Group Companies for periods prior to and including March 31, 2004, as determined pursuant to an adjustment made by any Taxing authority with respect to periods through March 31, 2004, but only to the extent that such offset is permissible under the Applicable Law. For purposes of determining the Taxes for which the Sellers are liable pursuant to this Art. VI.C.1(e), the remaining increase in any taxable income of the Marker Group Companies cannot be offset with any

Tax loss carryforwards. Notwithstanding the foregoing, Tax loss carryforwards of the Marker Group Companies shall be taken into account for purposes of determining Taxes of the Marker Group Companies for any Current Period, but only to the extent that such Tax loss carryforwards are used to offset income generated by the Marker Group Companies in the ordinary course of business diligently and prudently conducted during such period. For purposes of the preceding sentence, income generated by the Marker Group Companies in the ordinary course of business shall exclude, without limitation, income generated from treasury share transfers, restructurings, financial reconstructions, reorganizations, non-arm’s length transactions (in which case Sellers shall still be entitled to utilize up to one half of the Tax loss carryforwards) and any income arising from the breach of representation of warranties contained in the last paragraph of art. IV.K. In addition, income generated by the Marker Group Companies in the ordinary course of business shall include sale leaseback transactions undertaken in a manner consistent with past practice.

Notwithstanding the preceding paragraph, Sellers shall not be required to indemnify Purchasers or the Marker Group Companies as a result of the Purchasers’ (or the Marker Group Companies’) inability to use any Tax loss carryforwards arising in a period prior to the Closing Date to reduce taxable income relating to a period after the Closing Date if (a) such Tax loss carryforwards are disallowed as a result of change in applicable law or (b) such Tax loss carryforwards expire. For the avoidance of doubt, the statement set forth in the preceding sentence shall not under any circumstances relieve Sellers of their obligation to indemnify Purchasers or the Marker Group Companies for any Taxes for periods up to and including the Closing Date.

2. Where a liability of Sellers under this art. VI.C.1 arises from a liability of Purchasers or the Marker Group Companies to make a payment of Tax, the due date for payment of any amounts by Sellers under this art. VI.C.1 shall be the date falling five (5) Business Days before the latest date on which that Tax becomes payable to the relevant Governmental Entity in order to avoid a liability to interest or penalties accruing.

3. In case of any claim under art. VI.C.1 against Sellers, Sellers shall (subject to the notification and arbitration requirements set forth in art. VI.B and further subject to the limitations in art. VI.D) either remedy such alleged breach (if such breach is capable of being remedied) within 30 days after having been notified of such alleged breach or pay to Purchasers the amount which is necessary to establish the state of the Marker Group Companies described in such representation or warranty, or otherwise fully cure any damage or Loss arising in connection with any other liability arising under art.VI.C.1 of this Agreement. Any compensation shall be made as follows:

(a)	during the term of the lock-up pursuant to art. X.A, compensation shall be made in kind by delivery of all or part of the K2 Shares transferred hereunder valued at EUR 12.497445 per K2 Share (regardless of the then current market price of shares of K2), but not in cash. Sellers at their sole discretion may deliver K2 Shares either from the Escrow, the remaining K2 Shares subject to the lock-up pursuant to art. X.A. or other shares in K2 purchased by the Sellers.

(b)	after expiry of the lock-up period set forth in art. X.A, compensation shall be made, at the option of Sellers, in K2 Shares valued at the market price on the Business Day prior to payment (whether or not from the Escrow), or in cash.

4. In any cases covered in art. VI.D.1 second full paragraph, compensation shall be made in kind by the K2 Shares (valued pursuant to art. VI.C.3(a) or art. VI.C.3(b), as the case may be) and, to the extent necessary, in cash.

5. The Parties expressly waive the right of rescission conferred on them under art. 205 of the Swiss Code of Obligations.

D.	Limitations

1.	General

Sellers’ liability for any and all claims of Purchasers under this Agreement (including any claims for breaches of representations and warranties by Sellers) as well as any and all claims of Purchasers under the Non-Competition Agreement shall be limited to EUR, payable in K2 Shares as further set forth in art. VI.C.3.

No limitation shall apply to (a) willful (arglistig) misrepresentation, willful (arglistig) breach of warranty, and (b) intentional or grossly negligent breach of a specific obligation under this Agreement (for the avoidance of doubt, Purchasers shall observe art. VI.B also with regard to such exempted claims).

The Liability of Sellers under art. VI.C.1 shall further be subject to the limitations set forth in art. VI.D.2.

2.	Threshold

The Sellers shall have no obligation to pay any amounts for misrepresentation or breaches of warranties unless the aggregate amount of the Losses equals or surpasses EUR 250,000 (two hundred fifty thousand euros) (in which case Purchasers has the right to assert all claims for Losses, not only those above EUR 250,000).

3.	Exclusion of Liability

The Sellers shall not be liable in respect of Losses of Purchasers for any claims un-

der art. VI.C.1 (except as otherwise provided below):

(a)	if and to the extent that, after 24 months after the Closing Date, any general or specific liability reserves or provisions (Rückstellungen) other than liability reserves or provisions for Taxes and Environmental Costs (but not operating reserves for inventories (Warenlagerrückstellungen) and provisions for guarantee payments (Garantierückstellungen)) made in the relevant financial statements and reflected or made in the consolidated Financial Statements as of March 31, 2004 (set forth in Schedule IV.F.1) have been or can be dissolved without being used, the amounts dissolved may be set off against any claims of Purchasers (other than claims of Purchasers for Tax matters and environmental matters under art. VI.C.1(c) and (e)) (including, for the avoidance of doubt, claims for breaches of the representations and warranties set forth in art. IV.G (Absence of Adverse Changes, but only with respect to Taxes), art. IV.K (Taxes) or art. IV.P (Environmental Matters));

(b)	if and to the extent that, any general reserves or provisions for Taxes and Environmental Costs, as determined on an entity by entity basis, are made in the relevant financial statements for each of the Marker Group Companies as of March 31, 2004 (set forth in Schedule IV.F.1), such reserves or provisions may always be set off against any claims of Purchasers under art. VI.C.1(c) and (e) with respect to such entity (including, for the avoidance of doubt, claims for misrepresentation and breach of warranty arising out of art IV.G (Absence of Adverse Changes, but only with respect to Taxes), art. IV.K (Taxes) or art. IV.P (Environmental Matters));

(c)	except as set forth in VI.C.1(e), if and to the extent that the matter giving rise to the Losses was fairly disclosed in (i) the disclosure letter delivered to Purchasers five Business Days prior to the date of this Agreement and attached hereto as Schedule VI.D.3(c) (the “Disclosure Letter”), or (ii) any one of the Schedules (other than Schedule 1.1, which, for the avoidance of doubt, shall not operate as an exception or limitation of Sellers’ representations and warranties made under art. IV of this Agreement) attached to this Agreement; for purposes of this art IV.D.3(c), “fairly disclosed” shall mean that the Disclosure Letter or the Schedules attached hereto set forth the relevant matters in a manner that a diligent and knowledgeable third party with a similar professional profile as the Purchasers would be reasonably able to discern the relevance of such matters to the Marker Group Companies or the Business; Purchasers are, as of the date hereof, not aware of any matter giving rise to a Loss other than the matters fairly disclosed in the Disclosure Letter or the Schedules hereto; for the avoidance of doubt, the exclusion of Liability set forth in this subclause (c) shall not apply to Losses other than Losses resulting from misrepresentation or breach of warranty;

(d)	if and to the extent that any of the Purchaser Indemnified Parties or the Marker Group Companies are entitled to claim compensation for any Losses suffered by them under the terms of any insurance policy or from any other third party; such defense may, however, be raised only if the Purchaser Indemnified Parties or the relevant Marker Group Company are actually compensated by the insurance company or the third party concerned within 60 calendar days after the claim has been notified to such insurance company or third party. After the expiry of such 60 calendar days deadline, the Sellers may not raise such defense; if and to the extent reasonably requested by the Sellers, such claim against any insurance company or third party shall be assigned to the Sellers, provided that the Sellers shall submit a bank guarantee to Purchasers in the amount claimed prior by any of the Purchaser Indemnified Parties to such assignment;

(e)	if and to the extent that any Losses were caused by any willful act or omission of Purchasers or by the fact that Purchasers has willfully failed to take the commercially reasonable necessary steps to mitigate the damage caused by a breach of a representation or warranty, unless Purchasers take actions or omit to act in reliance on representations and warranties made by the Sellers or are required to take action or are precluded from taking actions pursuant to applicable law;

(f)	if and to the extent that, before Sellers started negotiating this Agreement, any investment or expenditure with respect to Environmental Costs was planned in the Marker Group Companies per the original 2004|05 budget plan as included in Schedule IV.G.1;

(g)	if and to the extent any Tax for which Purchasers or the Marker Group Companies are liable is actually reduced as a result of any matter giving rise to a claim of Purchasers under art. VI.C.1; or

(h)	if and to the extent that any consideration is received by any of the Marker Group Companies in respect of the claims and pending or settled actions and litigations listed in Schedule VI.D.3(h); provided, however, that any costs (including court costs, attorney’s fees and costs of investigation) incurred after April 1, 2004 for defending or enforcing the actions and litigations listed in Schedule VI.D.3 shall be deducted from any such consideration received.

E.	Procedure with Third Parties

1. If Purchasers become aware of any third-party claim (including any claim from any Governmental Entity) other than claims relating to Taxes or Environmental Costs which it believes may result in a claim for Losses, it shall promptly notify Sellers of such claim, and the Sellers shall be entitled, at their expense without reimbursement from the Escrow, to participate (but not control) in any defense of such claim. Purchasers shall control any defense of such claim but shall consult with Sellers prior to the settlement of any such claim and discuss with Sellers in good faith any input regarding the claim and potential settlement the Sellers may have prior to any settlement. After such consultation, Purchasers shall have the right to settle any such claim; provided, however, that except with the joint consent of Sellers (not to be unreasonably withheld, conditioned or delayed), no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim for Losses. If Sellers have consented to any such settlement, Sellers shall not have any power or authority to object under any provision of this art. VI.E to the amount of any claim for Losses of the Purchaser Indemnified Parties with respect to such settlement to the extent that such amount is consistent with the terms of such settlement.

2. In connection with any claims of Purchasers under art. VI.C.1(c) and (e)) (including, for the avoidance of doubt, claims for breaches of the representations and warranties set forth in art. IV.G (Absence of Adverse Changes, but only with respect to Taxes), art. IV.K (Taxes) or art. IV.P (Environmental Matters), the Sellers may (but shall not be obligated to), at their sole cost and expense and with counsel reasonably satisfactory to the Purchasers, upon written notice to the Purchasers, assume the defense of such claims or legal proceedings if (i) the Sellers acknowledge to the Purchasers in writing, within 15 calendar days after receipt of notice from the Purchasers, their obligations to indemnify the Purchasers with respect to all elements of such claim, if and to the extent such claims are finally determined (by judgment or settlement) to be existing, (ii) the Sellers provide the Purchasers with evidence reasonably acceptable to the Purchasers that the Sellers will have the financial resources to defend against the competent authorities such claim and fulfill their indemnification obligations hereunder, (iii) the claims involve only money damages and do not seek an injunction or other equitable relief, and (iv) settlement or an adverse judgment of such claim is not, likely to establish a pattern or practice adverse to the continuing business interests of the Purchasers. The Purchasers will be entitled to participate in (but not control) the defense of any such action, with their counsel and at their own expense; provided, that if there are one or more legal defenses available to the Purchasers that conflict with those available to the Sellers, or, Purchasers shall have the right to join the proceedings as an independent party (to the extent permitted under applicable procedural rules; and further provided, that if the Sellers fail to take reasonable steps necessary to defend diligently the claim after receiving notice from the Purchasers that it believes the Sellers have failed to do so, the Purchasers may assume the defense of such claim. If the Purchasers assume the defense of the claim, the Sellers shall reimburse the Purchasers for the reasonable fees and expenses of counsel retained by the Purchasers and the Sellers shall be entitled to participate in (but not control) the defense of such claim, with their counsel and at their own expense. The Parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder. Notwithstanding anything to the contrary herein, neither the Sellers nor the Purchasers can settle any such claim without the consent of the other Party (not to be unreasonably withheld, conditioned or delayed), unless such settlement provides for an absolute and unconditional release of Purchasers or the Sellers, as the case may be, and imposes no damages, injunction, sanction or other remedy of any kind against the Purchasers or the Sellers, as the case may be.

3. If Sellers undertake or cause a third party to undertake any clean-up activi-

ties relating to a Relevant Pollution on any site of the Marker Group Companies, such activities shall only be undertaken (i) to the extent the existing business activities of the Marker Group Companies are not disrupted, (ii) in a manner that brings the relevant operations to their previous operating condition, and (iii) at costs that are not expected to exceed the maximum amount of liability of Sellers then in effect.

F.	Escrow

1. In order to secure any claims which Purchasers may have pursuant to art. VI.C or pursuant to any other provision of this Agreement, Sellers and Purchasers agree to enter into an escrow agreement on the Closing Date with a reputable Swiss Bank or any of its Affiliates, or a reputable Swiss trust company (the “Escrow Agent”) providing for the escrow (the “Escrow”) of the K2 Shares (the “Escrow Agreement”). The Escrow Agreement shall be substantially in the form attached hereto as Schedule VI.F.

2. On the date 18 months after the Closing Date, the Escrow Agent shall release such a number of K2 Shares so that the number of K2 Shares remaining in Escrow is equal to Purchasers’ reasonable estimate of the value of all claims notified but not yet settled divided by EUR 12.497445 per K2 Share, as further set out in, and subject to the terms of, the Escrow Agreement.

G.	Rights of Sellers

The provisions of this article VI (other than art. VI.F) shall apply mutatis mutandis to any claims of Sellers against Purchasers; provided, however, that any payments of Purchasers under this Agreement shall be limited to EUR in total.

VII.	RESIGNATIONS OF DIRECTORS AND AUDITORS

At the Closing Date, Sellers shall remit to Purchasers resignations of the directors and auditors of the Marker Group Companies as designated by Purchasers ten Business Days prior to the Closing Date, each such letter confirming that the relevant director or auditor has no outstanding claims against any of the Marker Group Companies and further acknowledging that any indemnification, hold harmless or similar undertakings given by the Marker Group Company in favor of any director or auditor shall automatically terminate as of the Closing Date.

Purchasers agree to hold extraordinary shareholders’ meetings of the Marker Group Companies (to the extent necessary) immediately after the Closing Date and to elect new directors at such meeting. Purchasers agree to grant complete discharge to the present directors at such meeting. The consent of Purchasers to CTS’s financial statements and the discharge of the directors in the extraordinary shareholders’

meetings do not operate, and shall not be construed, as a waiver of Purchasers’ claims under art. VI of this Agreement.

VIII.	ACTIONS BEFORE CLOSING

A.	Confirmatory Due Diligence

The Parties acknowledge that Purchasers have conducted a legal, financial, environmental and actuarial due diligence review of the Marker Group Companies. Purchasers shall have the right until the Closing Date, to complete for six weeks after the date of this Agreement, to complete their due diligence review together with their legal and financial            , but not, for the avoidance of doubt, with regard to matters already specifically disclosed to Purchasers. Sellers shall use their commercially reasonable best efforts to procure that Purchasers and Purchasers’ advisors have access to such records, management, key employees, advisors and operations of the Business as may be reasonably requested by Purchasers. On the Closing Date, Sellers will provide Purchasers with a list of information received by Purchasers after the date hereof.

It is understood, for the avoidance of doubt, that the result of such confirmatory due diligence (limited to the matters set out in the preceding paragraph) may only lead to a termination of this Agreement due to a Material Adverse Effect or a claim for misrepresentation or breach of warranty made under art. VI, but not to an adjustment of the Purchase Price.

B.	Termination of Agreements between the Marker Group Companies and Sellers

With the exception of the Tecnica Distribution Agreements, the AthleticSkiing Agreement, the service agreement between a Tecnica U.S. subsidiary and Volkl Sport America Corporation and the agreements listed in ScheduleVIII.B and Schedule D, Sellers shall terminate on or by the Closing Date all agreements existing between (i) the Marker Group Companies on the one hand and (ii) Sellers or any persons, companies, partnerships or other legal or business entities with which Sellers are affiliated on the other hand. The termination of such agreements shall not oblige the Marker Group Companies to make any payments in compensation of the termination such as for example agency or other goodwill payments, severance payments or any payment for a notification period extending beyond the Closing Date.

C.	Termination of Commitments

Sellers shall use their commercially reasonable best efforts to procure the termination, on or by the Closing Date, of any and all commitments, guarantees and similar third party undertakings made or given by any of the Marker Group Companies in favor of Sellers or any of his or its Affiliates, as further set out in Schedule VIII.C. Sellers shall provide to Purchasers complete details of the same and confirmation of full, irrevocable and unconditional discharge of the Marker Group Companies with respect to any such commitments, guarantees and similar undertakings no later than five Business Days prior to the Closing Date. Any costs, expenses and break fees arising in relation to the termination of such commitments, guarantees or similar third party undertakings shall be borne by Sellers.

If a commitment, guarantee or similar undertaking set forth in ScheduleVIII.C has not been terminated on or by the Closing Date, Sellers shall use their commercially reasonable best efforts, with the assistance of Purchasers, to obtain any necessary third party consent with retroactive effect as of the Closing Date.

D.	Third Party Consents

The Sellers shall use their commercially reasonable best efforts to obtain the consents from third parties to agreements with the Marker Group Companies which are listed in Schedule III.B.2.

E.	Preparation of United States GAAP Financial Statements

Sellers shall take all action necessary, cooperate and assist Purchasers and their accountants in the preparation of the financial statements of the Marker Group Companies in accordance with United States Generally Accepted Accounting Principles, and to the extent necessary in connection with Purchasers’ financing, GAAP under any other applicable jurisdictions.

F.	Release from Pledge or Security Assignments

Cleven shall, on or by the Closing Date, release any and all IP Rights which have been pledged or otherwise assigned in his favor as security for the Loans.

G.	Certain IP Rights

Sellers shall use their commercially reasonable best efforts to cause any and all owners of any patents or other IP Rights used by any of the Marker Group Companies in the Business to assign all right and title to such patents or other IP Rights to the appropriate Marker Group Company.

H.	Tecnica Distribution Agreements

Sellers on the one hand and Purchasers on the other hand agree that all existing distribution agreements (the “Tecnica Distribution Agreements”) in Canada, France,

Germany, Italy and Japan, whereby (i) any company controlled by Tecnica distributes Völkl and/or Marker products, (ii) any company controlled by Marker distributes Tecnica and/or Völkl products, (iii) any company controlled by Völkl distributes Marker and/or Tecnica products, shall be extended, in their present terms and conditions, to December 31, 2009, subject to any changes mutually agreed by the relevant parties thereto.

I.	Agreement with Respect to AthleticSkiing

The Parties hereto shall use their commercially reasonable efforts to ensure that, as promptly as practicable following the execution of this Agreement and the VSH Stock and Loan Purchase Agreement, but in any case on or before December 31, 2004, a Marker Group Company shall fully cooperate with a subsidiary of VSH and Tecnica in connection with the amendment of all patent applications (the “Patent Applications”) filed by such Marker Group Company, to date in respect of the new form of skiing system jointly developed by VSH, Tecnica and CTS and known as “AthleticSkiing” (the “Amendment”), in order to provide that Tecnica and VSH are, together with CTS, joint owners of the Patent Applications and of any and all patents issuing in respect thereof, in order to ensure that Tecnica and CTS, and the companies respectively controlled by, controlling or affiliated with them, as well as VSH, have the right fully to exploit and/or to cause to be exploited for their benefit the results of said joint development efforts with respect to bindings (in the case of Marker), with respect to skis (in the case of Völkl) and with respect to boots (in the case of Tecnica).

Furthermore, the Parties shall use their commercially reasonable efforts to ensure that VSH, Tecnica and CTS enter into an agreement whereby each such company commits to a common project plan (which plan will define the timings for the necessary steps and activities to be carried out by each such company in order to carry the AthleticSkiing joint project into effect) the resources which shall be further invested by each such company in the respective area of competence with reference to research & development, tooling and marketing; the agreement, which shall specify the respective responsibilities of the Parties, shall be negotiated in good faith so as to be entered into at the same time as the Amendment above referred to, in which case said Amendment shall be deemed an integral part of the agreement; however, should the parties be unable to reach said agreement at the latest on or before December 31, 2004, the Amendment, nevertheless, shall be carried out on or before December 31, 2004.

Said agreement and/or amendment of the Patent Applications (the “AthleticSkiing Agreement”) shall be carried out at arm’s length after having been submitted to the Purchasers for their approval, which approval shall not be unreasonably withheld.

IX.	CONDUCT OF THE BUSINESS PRIOR TO CLOSING

A.	General

Except as provided in this Agreement, Sellers shall procure:

(a)	that the Business of the Marker Group Companies will continue to operate in the ordinary course of business, consistent with prior practice,

(b)	that the Marker Group Companies individually and taken as a whole continue the maintenance of sufficient cash, the conduct of invoicing, the collection of accounts payable, the payment of accounts receivable and the holding of inventories in the ordinary course of business, substantially at the levels consistent with prior practice,

(c)	that the Marker Group Companies at all times maintain insurance coverage consistent with prior practice;

(d)	that Purchasers and their advisors are granted (subject to the prior consent of Sellers which consent shall not be unreasonably withheld) reasonable access to the officers, employees, attorneys and accountants as well as the books and records of the Marker Group Companies during normal business hours and upon reasonable prior notice;

from the date of this Agreement through to the Closing Date.

B.	Restricted Actions

Sellers shall not, and shall procure that from the date hereof until the Closing Date without prior written approval of Purchasers (such approval not to be unreasonably withheld) or unless permitted under this Agreement or unless set forth in the Marker Group Companies budgets as included in Schedule IV.G.1,the Marker Group Companies will not do any of the following:

(a)	take any action that would materially interfere with the consummation of any of the transactions contemplated by this Agreement;

(b)	enter into, amend or terminate any contracts, or enter into any negotiations with any third party, that would materially inhibit or impair the consummation of any of the transactions contemplated by this Agreement;

(c)	take any action or decision regarding the employment of persons which could have a material effect on CTS or the Marker Group Companies’ business or financial situation (including with respect to hiring, termination, changes in compensation, changes in fringe benefits, severance benefits or employee benefit plans or other material actions with respect to any such persons), including without limitation any salary increases in excess of EUR 100,000 p.a. in the aggregate;

(d)	make any new investments in fixed assets as far as such investments on an individual basis exceed the amount of EUR 50,000 (fifty thousand euros);

(e)	sell or dispose of or grant a lease of more than an aggregate of EUR 50,000 (fifty thousand euros) on any of the Marker Group Companies’ assets;

(f)	sell, transfer, license or otherwise dispose of any IP Rights;

(g)	change the level of Financial Debt in any manner other than in the ordinary course of business consistent with prior practice;

(h)	with effect prior to the Closing Date, terminate the coverage of any insurance policies covering the operations of the Marker Group Companies;

(i)	settle any lawsuit or claim if such settlement imposes a material continuing obligation on the Business or on any of the Marker Group Companies;

(j)	change the terms and conditions of any material agreement they are a party to, or enter into any new material agreement other than in the ordinary course of business consistent with prior practice;

(k)	issue or grant any rights, options or encumbrances over any shares or other equity instruments in the capital of any of the Marker Group Companies;

(l)	declare or pay any dividends in any form or way, or make any distribution of capital by any of the Marker Group Companies, provided, however, that prior to the Closing Date, (i) certain Subsidiaries will pay dividends to CTS and (ii) the Marker Group Companies will pay interest on the Loans to Cleven and Norfin until the Closing Date, such payments not having any impact on or causing any adjustment to the Purchase Price;

(m)	alter or amend in any manner the articles of incorporation or other constituting documents of any of the Marker Group Companies;

(n)	pay or pre-pay invoices other than consistent with prior practice (including without limitation with respect to employee benefit plans);

(o)	form, vary or terminate any partnership, consortium, joint venture or other incorporated business association materially effecting the Business;

(p)	(i) file an amended Tax Return or claim for refund of Taxes, (ii) enter into any agreement with respect to Taxes, (iii) settle any claim or assessment in respect of Taxes, (iv) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; (v) prepare any Tax Return in manner that is inconsistent with past practice in preparing similar Tax Returns in prior periods, (vi) claim the benefit of any net operating losses or Tax Credits on any Tax Returns that are filed after the date hereof, except on Tax Returns for the Current Period, but only for purposes of offsetting Taxes resulting from income generated by the Marker Group Companies in the ordinary course of business diligently and prudently conducted during such period. For purposes of clause (vi) of the preceding sentence, Taxes resulting from income generated by the Marker Group Companies in the ordinary course of business shall exclude, without limitation, the following items: (a) any income arising from non-arm’s length dealings, and (b) any income arising from the breach of representation of warranties; or

(q)	agree to do any of the things referred to above.

C.	No Solicitation

1. Until the earlier of the Closing Date or the date this Agreement is terminated pursuant to art. XI, Sellers will not, nor will Sellers permit the Marker Group Companies and their officers, directors, shareholders, agents, representatives or Affiliates (any of the foregoing, a “Seller Party”) to directly or indirectly, take any of the following actions:

(a)	solicit, initiate, entertain, encourage, accept or respond to any proposals or offers from, or conduct or participate in discussions with, provide information to or engage in negotiations with, any Person other than Purchasers or their representatives relating to: (i) any possible acquisition of CTS or any of its Subsidiaries or Affiliates (whether by way of merger, purchase of equity securities, purchase of assets or otherwise), (ii) any possible acquisition of all or any portion of the assets of the Marker Group Companies, (iii) any possible acquisition of any portion of equity securities of CTS or any of its Subsidiaries or Affiliates or any rights to acquire the same; (iv) any offer or proposal to restructure the Marker Group Companies or all or any part of the Marker Group Companies’ Liabilities; or (v) any other material interest in or in control of CTS or its Subsidiaries or Affiliates (any of the foregoing, a “Competing Transaction”);

(b)	provide information in respect of the Marker Group Companies or the Business to any Person, other than Purchasers and their designees, relating to, or otherwise in connection with, any Competing Transaction;

(c)	enter into an agreement with any Person, other than Purchasers and their designees, providing for any Competing Transaction;

(d)	make or authorize any statement, recommendation or solicitation in support of any Competing Transaction;

(e)	vote in favor of any Competing Transaction; or

(f)	otherwise assist or knowingly facilitate the making of or cooperate in any way regarding any proposal or offer with respect to a Competing Transaction.

2. The taking of any action described in clauses (a) through (f) above by Sellers shall be deemed a material breach by Sellers of this Agreement. Sellers shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any Competing Transaction. In addition to the foregoing, if any of the Sellers, CTS or any of its Subsidiaries or Affiliates receive prior to the Closing Date or the termination of this Agreement pursuant to art. XI any offer or concrete proposal relating to any Competing Transaction, Sellers immediately shall notify Purchasers thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Purchasers may request.

D.	Insurance

Sellers undertake to keep the insurance coverage of the Marker Group Companies in force, at the expense of the Marker Group Companies, with respect to all insurance policies relating to the Business prior to the Closing Date.

Sellers further undertake to deliver to Purchasers complete and accurate details of the existing insurance coverage of the Marker Group Companies no later than three Business Days prior to the Closing Date.

X.	POST- CLOSING COVENANTS

A.	Lock-Up

1. Each of Sellers agrees, with respect to the K2 Shares received on the Closing Date, that he or it will not, without the prior written consent of Purchasers, for a period of eighteen months following the Closing Date:

(a)	offer, pledge, sell, contract to sell, write any call option on, buy any put option for, or otherwise transfer or dispose of, directly or indirectly, any of the K2 Shares received under this Agreement; or

(b)	enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of the ownership of K2 Shares.

Transfers made among the Sellers or any of their Affiliates (provided that any such Affiliate undertakes in a prior written declaration to be bound by this lock-up undertaking and to assist the relevant Seller in the satisfaction of any indemnity claims under art. VI.C.3(a) of this Agreement) are exempt from this lock-up undertaking. For avoidance of doubt, any K2 Shares transferred among the Sellers under such exemption shall not be released from the lock-up undertaking under this art. X.A. It is understood, for the avoidance of doubt, any such transfer to an Affiliate shall not affect any obligations of the Sellers to deliver K2 Shares pursuant to this Agreement, in particular art. VI.

2. All offers and sales of the K2 Shares by any Seller to any Person (including any Sellers or Affiliates) shall only be made (i) in accordance with Regulation S or (ii) pursuant to an available exemption from the registration requirements of the United States Securities Act, each as confirmed by a legal opinion of counsel to Purchasers.

3. Stop transfer instructions will be given to Purchasers’ transfer agent with respect to K2 Shares and there will be placed on the certificates for such K2 Shares, or any substitutions therefor, a legend stating in substance:

“This certificate and the shares represented hereby have been issued pursuant to a transaction governed by Rule 144 (“Rule 144”) and Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold or otherwise disposed of unless subsequently registered under the Securities Act pursuant to a Registration Statement in effect at the time or unless the proposed sale or other disposition can be made in compliance with Rule 144 and Regulation S without registration in reliance on another exemption therefrom. Reference is made to that certain Stock and Loan Purchase Agreement dated as of June 15, 2004 between the Holder and Purchasers, a copy of which is on file in the principal office of Purchasers that contains a Lock-Up and further restrictions on the transferability of this certificate and the shares represented hereby.”

B.	Orderly Distribution

After the lapse of the lock-up period referred to in art. X.A above and subject to all applicable U.S. state and federal securities laws and regulations, Purchasers hereby agree to use commercially reasonable efforts to assist Sellers in arranging any transaction with respect to the sale of K2 Shares by Sellers after the Closing (any such transaction, a “Post-Closing Transaction”). Sellers hereby agree to effect all Post-Closing Transactions pursuant to the provisions of this art. X.B. Prior to effecting any Post-Closing Transaction, Sellers shall first notify Purchasers of their intent to effect a Post-Closing Transaction with respect to any or all of the K2 Shares. Such notice shall set forth information with respect to the proposed Post-Closing Transaction, including the number of K2 Shares Sellers desire to sell and the time period that Sellers desire to effect such Post-Closing Transaction. Within one (1) Business Day after receipt of such notice from Sellers, Purchasers shall propose at least two brokers to be used by Sellers to effect such Post-Closing Transaction (such list of proposed brokers, a “Broker Slate”). Sellers shall use commercially reasonable efforts to effect such Post-Closing Transaction through one or more of the brokers set forth on the Broker Slate. In the event that Sellers determine not to use any of the brokers set forth on the Broker Slate, Sellers shall thereafter be permitted to select, subject to Purchasers prior written consent (which consent shall not be unreasonably withheld), one or more brokers to effect such Post-Closing Transaction.

In addition, each Seller undertakes with Purchasers that

(a)	Sellers shall not engage in hedging transaction with regard to the K2 Shares other than in compliance with the United States Securities Act;

(b)	Sellers shall not use offering materials or other documents in connection with offers and sales of the K2 Shares unless such offering materials and other documents have been provided or approved by Purchasers and their counsel.

C.	Information of Employees

Sellers shall comply before the Closing Date with all legal requirements regarding information and consultation with the Marker Group Companies’ employees. Sellers shall inform Purchasers on such requirements and on the form and content of the information to be disclosed to the employees and shall coordinate such information with Purchasers.

XI.	TERMINATION OF THE AGREEMENT

This Agreement including the Ancillary Documents may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing Date:

(a)	by mutual consent of Purchasers and Sellers;

(b)	jointly by Purchasers if:

(i)	the representations and warranties of Sellers shall not be true and correct as of the Closing Date; provided, however, that Purchasers shall not be entitled to terminate this Agreement as a result of a breach of a representation or warranty by Sellers unless such breach has or is reasonably likely to have a Material Adverse Effect, and Sellers have not cured such breach (if capable of being cured) within 30 days after notice thereof, whether or not foreseeable; provided further, however, that, notwithstanding the foregoing, if the representations and warranties set forth in art. III.B.2(a) of this Agreement are not true and correct in all respects as of the Closing Date, Purchasers may terminate this Agreement regardless of whether such breach would constitute a Material Adverse Effect; or

(ii)	Purchasers are not in material breach of their obligations under this Agreement and there has been a material breach of any covenant or agreement contained in this Agreement on the part of Sellers, and Sellers have not cured such breach (if capable of being cured) within 30 days after notice thereof; provided however, that such notice shall not be required if Sellers’ breach occurs on or after the date six months after the date of this Agreement; or

(iii)	the Marker Group Companies have suffered a Material Adverse Effect, provided however, that, Material Adverse Effect has not been, cannot be or is not reasonably likely to be remedied within 30 days after notice thereof by Purchasers.

(c)	jointly by Sellers if

(i)	Sellers are not in material breach of their obligations under this Agreement and there has been a material breach of any covenant or agreement contained in this Agreement on the part of Purchasers, and Purchasers have not cured such breach (if capable of being cured) within 30 days after notice thereof; provided however, that such notice shall not be required if Purchasers’ breach occurs on or after the date six months after the date of this Agreement;

(ii)	the representations and warranties of Purchasers shall not be true and correct as of the Closing Date; provided, however, that Sellers shall not be entitled to terminate this Agreement as a result of such breach of a representation or warranty by Purchasers, unless such breach has or is reasonably likely to have a material adverse effect on the ability of Purchasers to fulfill their obligations under this Agreement and Purchasers have not cured such breach (if capable of being cured) with 30 days after notice thereof by Sellers, whether or not foreseeable; or

(iii)	K2 has suffered a Material Adverse Effect on K2 which cannot or is not reasonably likely to be remedied within 30 days after notice thereof by Sellers (it being understood that for the purposes of this art. XI(d)(iii), the term Material Adverse Effect on K2 shall have the meaning defined in art. III.B.3);

(iv)	K2 has not provided Sellers, within 45 calendar days after the date hereof, with a confirmation of a reputable bank or other reputable financial institution, acting as lead manager or lead arranger, that Purchasers have entered into a financing agreement for the purposes of financing the cash portion of the Purchase Price, subject only to conditions customary for financings of this type, to procure the necessary funds for financing the cash portion of the Purchase Price, provided, however, that such failure is not primarily the result of non-fulfillment of the conditions precedent set forth in art.s III.B.1 or III.B.2 (other than III.B.2(g);

(d)	jointly by Purchasers or jointly by Sellers if:

(i)	the Closing has not occurred by the date six months after the date of this Agreement; provided, however, that the Party seeking termination shall not be in material breach of its obligations under this Agreement or cause the aforementioned date to have passed; or

(ii)	a court or other Governmental Entity has issued a final order, decree or ruling prohibiting the proposed transaction, and such order decree or ruling shall have become non-appealable.

If this Agreement is terminated pursuant to this art. XI, such termination shall be without liability of one Party to any other Party; provided that if such termination re-

sults from the intentional or grossly negligent failure of a Party to fulfill a condition of this Agreement (to the extent such Party would be in a position to cause the condition to be fulfilled), such Party shall, notwithstanding any other provision of this Agreement, pay to the other Party liquidated damages (Konventionalstrafe) in the amount of EUR. For purposes of the preceding sentence, Sellers on the one hand and Purchasers and K2 on the other hand shall be treated as one Party only, so that the liability to pay liquidated damages shall only exist in the aggregate and not individually to each signatory to this Agreement. Evidence of actual damage is not required for claims to pay liquidated damages. Such liquidated damages shall be in lieu of any other damages, whether direct, indirect, consequential or of whatever nature.

Notwithstanding anything to the contrary in this Agreement, if Sellers jointly terminate this Agreement in accordance with article XI(c)(iv) in a situation where such failure is not primarily the result of non-fulfillment of the conditions precedent set forth in art.s III.B.1, III.B.2 (other than III.B.2(g)), Purchasers shall in any event, whether Purchasers acted intentional, negligent or not, pay to Sellers aggregate liquidated damages (Konventionalstrafe) in the amount of EUR, provided, however, that the inability of Purchasers to obtain such financing is not primarily due to actions or omissions of the Sellers. Evidence of actual damage is not required for claims to pay such liquidated damages. Such liquidated damages shall be in lieu of any other damages, whether direct, indirect, consequential or of whatever nature.

If this Agreement is terminated, all provisions of this Agreement shall cease to be effective except for this art. XI, art. XIII (Miscellaneous) and art. XIV (Governing Law and Arbitration).

XII.	TAXES AND OTHER CHARGES

Sellers shall be responsible for the timely preparation and filing of all Tax Returns of or with respect to the Marker Group Companies required to be filed on or before the Closing Date. Purchasers shall be responsible for the preparation and filing of all Tax Returns of or with respect to the Marker Group Companies required to be filed after the Closing Date. Purchasers shall have the right to review Tax Returns required to be filed between signing of this Agreement and Closing and Sellers shall have the right to review material Tax Returns required to be filed after Closing for taxable periods ending on or before the Closing Date or Straddle Periods prior to their filing.

Each of Sellers and Purchasers and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by the other Party and as set forth in art. VI.E, in connection with the filing of Tax Returns and any audit or proceedings with respect to Taxes, such cooperation including the obligation to submit to the other Party all correspondence and documents which a Party intends to submit to a Governmental Entity and the taking into account of all reasonable comments made by the other Party. Such cooperation shall include the retention and the provision of records and information which are reasonably relevant to any such filing, audit or proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party agrees to retain all of its books and records with respect to Tax matters pertinent to the business of the other Party relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) relating to Tax and penalty proceedings of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity.

Any Swiss Taxes or other charges which become due in connection with the transfer of the Shares shall be at the charge of Sellers; all other transfer Taxes (subject to the provisions set forth in the preceding paragraph) which become due in connection with the transactions contemplated hereby or by the Ancillary Documents shall be borne one-half by Purchasers and one-half by Sellers.

Until the fifth anniversary of the Closing Date, Purchasers shall not perform any of the following transactions, unless Sellers consent thereto in writing:

(a)	payment of any dividends on the basis of retained earnings of the Marker Group Companies accrued before March 31, 2004;

(b)	liquidation of CTS, except for a deemed liquidation of VSH for United States federal income tax purposes as a result of an election under the “check-the-box” rules by CTS to be treated as a disregarded entity for such purposes;

(c)	merger of CTS into any other company; or

(d)	payment of part of the Purchase Price allocated to the Shares (as set out in Schedule II.B.2), directly or indirectly, out of the funds of the Marker Group Companies as at Closing Date.

Sellers shall not withhold their consent to any of the above transactions if Purchasers can provide rulings from the competent tax authorities that the planned transaction will not result in a retroactive reclassification of the tax-free capital gain realized by the Sellers on the sale of the Shares into taxable income under the so-called doctrine of indirect partial liquidation (indirekte Teilliquidation). Sellers shall fully cooperate with Purchasers in order to obtain such rulings. If Purchasers breach their covenants not to perform any of the above transactions, they shall hold harmless the Sellers from any Liability, subject to the limitations set forth in art. VI.D of this Agreement.

XIII.	MISCELLANEOUS

A.	Tecnica Guarantee

Tecnica, by executing this Agreement, hereby undertakes to be jointly and severally liable for any and all obligations and Liabilities of Norfin under this Agreement and the Ancillary Documents.

B.	K2 Guarantee and Listing of K2 Shares

K2, by executing this Agreement, hereby undertakes to be jointly and severally liable for any and all obligations and Liabilities of Purchasers under this Agreement and the Ancillary Documents.

K2 shall use its commercially reasonable efforts to cause the K2 Shares to be approved for listing on the NYSE, subject to official notice of issuance, as soon as practicable after the Closing Date.

C.	Costs

Subject as set forth below, Sellers on the one hand, Purchasers on the other hand shall bear the fees of their counsels and advisors.

The Sellers shall indemnify Purchasers for any costs incurred by the Marker Group Companies after March 31, 2004 exceeding EUR in connection with the preparation and consummation of the transactions contemplated by this Agreement or the Ancillary Documents. Unless otherwise agreed herein, the cost of filings and registrations shall be borne by the Party who is under a statutory obligation to make such filing or registration. For the avoidance of doubt, the costs for filings and approvals under any applicable merger control laws shall be borne by Purchasers.

D.	Notice

Any notice, request, instruction or other document deemed by either Party to be necessary or desirable to be given to the other Parties, shall be in writing and shall be telefaxed or mailed by registered mail addressed as follows:

If to Purchasers and/or K2:	with a copy to:

K2 Inc. Attention General Counsel Suite 100 2051 Palomar Airport Road, Carlsbad, CA 92009, USA Fax: +1 760 494 1099	Dr. Christoph Hoebbel GIBSON DUNN & CRUTCHER LLP Widenmayerstrasse 10 80538 Munich, Germany Fax: +49 89 189 33 333

and

Dr. Daniel Daeniker Homburger Rechtsanwälte Weinbergstrasse 56/58 8006 Zurich, Switzerland Fax: +41 43 222 1500

If to Cleven:	with a copy to:

Dr. Hans-Dieter Cleven Huobhalde 24 6330 Cham, Switzerland Fax: +41 41 783 2420	Dr. Beat Mathys Baker & McKenzie Zollikerstrasse 225 8034 Zurich, Switzerland Fax: +41 1 384 1284

If to Norfin and/or Tecnica:	with a copy to:

c/o Tecnica S.p.A Via Fante d’Italia 31040 Giavera del Montello Treviso, Italy Fax: +39 042 277 5178	Avv. Renzo Maria Morresi Via Dante 19 40125 Bologna (BO), Italy Fax: +39 051 399 822

Each Party may at any time change its address by giving notice to the other Party in the manner described above. All notices shall be effective upon receipt (in case of telefax followed by mail, receipt of fax).

E.	No Waiver

The failure of any of the Parties to enforce a provision of this Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way affect the validity of this Agreement. The waiver of any claim for breach of this Agreement by a Party hereto shall not operate as a waiver of any claim pertaining to another, prior or subsequent breach.

F.	Entire Agreement; Amendments

This instrument embodies the entire agreement between the Parties hereto with respect to the transaction contemplated herein and there have been and are no agreements or warranties between the Parties other than those set forth or provided for herein.

In case of inconsistencies or discrepancies between this Agreement and any of the Ancillary Documents that cannot be resolved by the Parties acting reasonably, the provisions of this Agreement shall prevail unless the Ancillary Document provides for a specific rule for the matter in question, which rule shall not, however, deviate from the general principles set forth in this Agreement.

This Agreement may be amended only in writing through a document signed by all the Parties hereto.

G.	Binding on Successors

All of the terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and assigns.

H.	Announcements

Following execution of this Agreement, the Parties shall jointly communicate and inform the press and the public regarding the transactions contemplated by this Agreement as set forth in Schedule XIII.H. Sellers and Purchasers shall consult before issuing press releases or otherwise making any public statements or any statements to the Marker Group Companies’ employees with respect to this Agreement and shall not issue any such press release or statement without the prior approval of the other Party.

The Parties shall co-operate in good faith in order to jointly inform customers, suppliers or distributors of the acquisition of the Business by Purchasers as of Closing.

Nothing in this Agreement shall restrict or prohibit:

(a)	any announcement or disclosure required by statutory law or by any competent judicial or regulatory authority or by any competent securities exchange (in which case the Parties shall co-operate in good faith in order to agree the content of any such announcement prior to it being made);

(b)	the Parties and their Affiliates from making any disclosure to any of their directors, officers, employees, agents or advisers who are required to receive such information to carry out their duties (conditional upon any such person agreeing to keep such information confidential for so long as the disclosing Party is obligated to do so in accordance with this Agreement or applicable law).

I.	Severability; Good Faith

Should any part or provision of this Agreement be held to be invalid or unenforceable by any competent court, governmental or administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In such case, the Parties shall endeavor to negotiate a substitute provision that best reflects the economic intentions of the Parties without being unenforceable, and shall execute all agreements and documents required in this connection.

If a Party to this Agreement (the “Failing Party”) should fail to take any action to be taken or to deliver any document to be delivered as of a specific date, the other Party shall not resort to any contractual remedies under this Agreement if such failure is promptly and fully cured in good faith by the Failing Party.

J.	Confidentiality

The Parties undertake to keep the contents of this Agreement, particularly the Purchase Price, and all information obtained in the course of the due diligence and in any negotiations and discussions prior to or after Closing Date in strict confidence, and undertake to impose the same confidentiality obligation on their Affiliates, directors, officers, employees and advisors. The Parties further undertake not to disclose any such information to third parties, and the Parties to this Agreement shall in all respects keep confidential and not at any time disclose to anyone or use for their own or any other person’s benefit or to the detriment of the other party or parties any confidential information, in each case unless:

(a)	a Party is required to do so by a competent court or administrative authority under compulsory law;

(b)	a Party is required to do so under applicable stock exchange or other securities regulations;

(c)	such information is already in the public domain by reason other than a breach of this confidentiality undertaking.

If this Agreement is terminated for any reason whatsoever, each Party shall promptly return the information provided by the other Party and keep the other Party’s information confidential and not use any of such other Party’s information.

This confidentiality undertaking shall remain in force until the 5th (fifth) anniversary of the Closing.

K.	No Assignment

Except as set forth hereunder, neither the Parties nor any of their Affiliates shall assign this Agreement or any rights or obligations to an Affiliate or any third party without the prior written consent of the Sellers (if the assignment is proposed to be undertaken by Purchasers) or Purchasers (if the assignment is proposed to be undertaken by Sellers).

Notwithstanding the foregoing, Purchasers shall subject to the conditions set forth below have the right:

(a)	to consummate the transactions contemplated under this Agreement through one or more of their Affiliates; or

(b)	to assign after Closing any or all of Purchasers’ rights or obligations under this Agreement or any or all of their interests in CTS to an Affiliate.

Purchasers and their wholly-owned subsidiaries shall be jointly and severally liable for any and all obligations and liabilities of Purchasers or any of their Affiliates as well as claims of Sellers or their Affiliates against Purchasers or their Affiliates contemplated under this Agreement.

L.	Liability of Each Individual Seller

The Liability of each of the Sellers towards Purchasers and K2 shall not be joint and several (solidarisch), but shall be limited to the part of the Shares sold by the respective Sellers in relation to all Shares (Teilschuldnerschaft; Cleven 50%, Norfin 50%). Such limitation (Teilschuldnerschaft) shall in particular and without limitation apply to any misrepresentation or breach of warranty by the Sellers and all other claims of Purchasers and K2.

XIV.	GOVERNING LAW AND ARBITRATION

A.	Governing Law

This Agreement and the Ancillary Documents (if not otherwise agreed to the contrary therein) shall be subject to and governed by Swiss substantive law, to the exclusion of the rules set forth in the United Nations Convention on the International Sale of Goods.

B.	Arbitration

Any dispute, controversy or claim arising out of or in relation to this contract, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules.

The number of arbitrators shall be three. The seat of the arbitration shall be in Zurich. The arbitral proceedings shall be conducted in English.

Notwithstanding the foregoing, each Party shall have the right to seek injunctive relief (vorsorgliche Massnahmen) before the ordinary courts of law.

IN WITNESS WHEREOF, the Parties thereto have executed this Agreement on June 15, 2004.

Sellers:

Place	Dr. Hans-Dieter Cleven

Place	Norfin II S.A.

Purchasers:

Place	Clarance S.à.r.l

Place	CAVOMA LP

Tecnica S.p.A.

Place

K2 Inc.

Place

LIST OF SCHEDULES:

Schedule C (Shares owned by M-Sellers)

Schedule D (Loans by Cleven and Norfin to CTS and subsidiaries)

Schedule 1.1 (Due Diligence Material)

Schedule 1.2 Eschenlohe Lease Agreement

Schedule 1.3 (GAAP FER Accounting Standards)

Schedule 1.4 (Form of the Non-Competition Agreement)

Schedule 1.5 (Form of Norfin Hold-Back Agreement)

Schedule 1.6 (Detailed Description of Subsidiaries)

Schedule III.B.2 (Third-Party Consents)

Schedule III.C.1 (Form of Loan Assignment Deed; Form of Releases from all Obligations)

Schedule IV.B (Current Articles of Incorporation, shareholder agreements and by-laws)

Schedule IV.C (Capital and Share Structure)

Schedule IV.F.1 (Financial Statements)

[Schedule IV.F.2 (Accounting Standards)] / Now: Schedule 1.3

Schedule IV.F.2 (Financial Statements of Subsidiaries)

Schedule IV.F.3 (Liabilities, Indebtedness)

Schedule IV.G.1 (Marker Group Companys’ budgets)

Schedule IV.G.2 (Disclosed Changes in Labor Relations)

Schedule IV.J (Claims &Litigation)

Schedule IV.L (Agreements with Third Parties)

Schedule IV.M.1 (Trademarks, Patents, Copyrights et al.)

Schedule IV.M.2 (Title to IP Rights)

Schedule IV.O (Compliance with Laws)

Schedule IV.P (Environmental Disclosure)

Schedule IV.Q (Product Liability)

Schedule IV.R (Owned & Leased Real Estate)

Schedule VI.D.3 (c) (Disclosure Letter)

Schedule VI.D.3 (h) (Certain pending litigation and actions i.e. Rossignol/S+W)

Schedule VI.F (Form of Escrow Agreement)

Schedule VIII.B (List of Agreements between Marker entities and Sellers NOT to be terminated by Closing)

Schedule VIII.C (Commitments to be terminated effective at Closing)

Schedule XIII.H (Joint Announcement to the Public)